UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☐   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OMNOVA SOLUTIONS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of OMNOVA Solutions Inc.:	February 24, 2015 Beachwood, Ohio

The 2015 Annual Meeting of Shareholders (“Annual Meeting”) of OMNOVA Solutions Inc. (“OMNOVA Solutions” or the “Company”) will be held at Corporate College East, 4400 Richmond Road, Warrensville Heights, Ohio 44128, on March 19, 2015 at 9:00 a.m. Eastern to:

1.	Consider and vote on the election of six individuals, consisting of four individuals to serve as directors for a term of three years, ending in the year 2018, and two individuals to serve as directors for a term of two years, ending in the year 2017;

2.	Consider and vote on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2015; and

3.	Consider and vote to approve, on an advisory basis, the compensation of the Company’s named executive officers.

The shareholders of record at the close of business on January 20, 2015 will be entitled to vote at the Annual Meeting.

The Board of Directors strongly urges you to vote FOR the election of Kevin M. McMullen, Larry B. Porcellato, Robert A. Stefanko, Janet Plaut Giesselman, Joseph M. Gingo and James A. Mitarotonda, the six nominees recommended by the Board of Directors.

The Board of Directors unanimously recommends that you vote FOR the election of each of our Director nominees on the enclosed proxy card and FOR each of the other matters presented by telephone, by Internet or by signing, dating and returning the enclosed proxy card.

Regardless of the number of shares you own and whether or not you plan to attend the Annual Meeting, it is important that you exercise your right to vote as a shareholder. Be assured that your votes are completely confidential.

On behalf of the officers and directors of the Company, thank you for your continued support and confidence.

James C. LeMay

Secretary

ANNUAL MEETING ADMISSION

Proof of ownership of OMNOVA common stock as of the January 20, 2015 record date, as well as a form of government-issued personal photo identification, must be presented in order to be admitted to the Annual Meeting. If you are a shareholder of record, or if you hold shares as a participant in the OMNOVA Solutions Retirement Savings Plan, you will need to provide your name and present your personal photo identification to the shareholder services representative at the registration table at the Annual Meeting. If your shares are held in the name of a broker, bank or other holder of record, you must bring a legal proxy from the institution that holds your shares indicating that you were the beneficial owner of shares of OMNOVA common stock on the January 20, 2015 record date. Only one representative per shareholder will be admitted to the Annual Meeting (regardless of the number of shares held by the shareholder).

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 19, 2015.

The Proxy Statement for the Annual Meeting, along with the OMNOVA Solutions 2014 Annual Report and Form 10-K, are available free of charge on our website: www.omnova.com

YOUR VOTE IS IMPORTANT. You are urged to vote your shares by promptly marking, signing, dating and returning the enclosed proxy card or, in the alternative, by voting your shares electronically either over the Internet or by touch tone telephone. Please see “QUESTIONS & ANSWERS — How Do I Vote?” beginning on page 1 of the Proxy Statement for further information and instructions.

OMNOVA SOLUTIONS INC.

PROXY STATEMENT

QUESTIONS & ANSWERS

What is the purpose of this Proxy Statement?

This Proxy Statement is being made available to shareholders beginning on or about February 24, 2015 in connection with OMNOVA Solutions Inc.’s (“OMNOVA Solutions” or the “Company”) solicitation of proxies for the 2015 Annual Meeting of Shareholders (“Annual Meeting”) to be held on March 19, 2015 at 9:00 a.m. Eastern at Corporate College East, 4400 Richmond Road, Warrensville Heights, Ohio 44128.

What is a proxy?

A proxy is your legal appointment of another person to vote the shares that you own in accordance with your instructions. The person you appoint to vote your shares is also called a proxy. On the enclosed proxy card, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the Annual Meeting. The designated proxies are required to vote your shares in the manner you instruct.

Who can vote?

Record holders of OMNOVA Solutions Inc. common stock at the close of business on January 20, 2015 are entitled to vote at the Annual Meeting. Shareholders are entitled to one vote for each full share held on the January 20, 2015 record date. On that date, there were 46,886,086 shares of common stock outstanding.

How do I vote?

Registered Holders. If your shares are registered in your name, you may vote in person at the meeting or by proxy. If you decide to vote by proxy, you may do so in any ONE of the following three ways.

By telephone.    After reading the proxy materials, you may call the toll-free number 1-800-690-6903, using a touch-tone telephone. You will be prompted to enter your Control Number, which you can find on your Notice of Internet Availability or the enclosed proxy card. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote. Telephone voting will be available through 11:59 p.m. Eastern on March 18, 2015.

Over the Internet.    After reading the proxy materials, you may use a computer to access the website www.proxyvote.com. You will be prompted to enter your Control Number, which you can find on your Notice of Internet Availability or the enclosed proxy card. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote. Internet voting will be available through 11:59 p.m. Eastern on March 18, 2015.

By mail.    After reading the proxy materials, you may vote your shares by marking, signing, dating and returning the enclosed proxy card to the Company’s vote tabulator, Broadridge Financial Solutions, Inc. in the envelope provided. Proxy cards must be received by Broadridge Financial Solutions, Inc. on or before March 18, 2015.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Whether you choose to vote in person, by telephone, over the Internet or by mail, you can specify whether your shares should be voted for all, some or none of the nominees for Director. You can also specify whether you want to vote for or against, or abstain from voting on, the ratification of the appointment of the independent auditors and whether you want to vote for or against, or abstain from voting on, the approval of the compensation of the Company’s executive officers. If you sign, date and return the enclosed proxy card but do not specify how you want to vote your shares, your shares will be voted according to the Board of Directors’ (“Board”) recommendations as follows:

Item		Board Recommendation
1.	Election of Each of the Board’s Six Nominees as Directors	For
2.	Ratification of Ernst & Young as the Company’s Independent Registered Public Accounting Firm	For
3.	Advisory Approval of Named Executive Officer Compensation	For

Participants in the 401(k) Plan and Dividend Reinvestment Plan.    If you participate in the OMNOVA Solutions Retirement Savings Plan, any shares held for your account in the OMNOVA Stock Fund of the plan will be voted by the plan trustee, Fidelity Management Trust Company, according to confidential voting instructions provided by you. You may give your voting instructions to the plan trustee in any ONE of the three ways set forth above under “Registered Holders”; however, your vote must be received no later than 11:59 p.m. Eastern on March 16, 2015. If you do not provide timely voting instructions, your shares will be voted by the Plan Trustee in the same proportion as it votes plan shares for which it did receive timely instructions.

If you participate in the Company’s dividend reinvestment program, any shares held for your account will be voted in accordance with your voting instructions. You may give your voting instructions to the program trustee in any ONE of the three ways set forth above under “Registered Holders.” If you do not provide timely voting instructions, your shares will not be voted.

Beneficial Owners/Nominee Shares.    If your shares are held by a broker, bank, trustee or some other nominee, that entity will give you information on how to vote your shares. If you do not give your broker or other nominee instructions on how to vote, under New York Stock Exchange rules, your broker or other nominee may vote your shares for you on proposal 2 to ratify the appointment of auditors. Your broker or other nominee may not vote for you without your instructions on the other items of business. Shares not voted on these other matters are sometimes referred to as broker non-votes.

In Person Voting.    Registered shareholders and beneficial owners of shares held in street name may also vote in person at the Annual Meeting. If you are a registered shareholder and attend the Annual Meeting, you may deliver your completed proxy card in person. Additionally, written ballots will be available for any registered shareholder that wishes to vote in person at the Annual Meeting. Beneficial owners of shares held in street name who wish to vote at the Annual Meeting will need to obtain a legal proxy from the institution that holds their shares.

May I change my vote?

You may change your vote after you submit your proxy card by:

•	Sending a written notice addressed to the Secretary of the Company and received prior to the close of business on March 18, 2015, stating that you want to revoke your proxy;

•	Submitting another completed proxy card to the Secretary of the Company that is received prior to the close of business on March 18, 2015, that has a later date than the previously submitted proxy;

•	Entering later-dated telephone or Internet voting instructions prior to 11:59 p.m. Eastern on March 18, 2015, which will automatically revoke the earlier proxy; or

•	Attending the Annual Meeting and voting in person. The mere presence of a shareholder at the Annual Meeting will not automatically revoke any proxy previously given.

Who counts the votes?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and a representative of The Carideo Group will act as an independent inspector of election.

What is a “quorum”?

A quorum is necessary to hold a valid meeting of shareholders. A quorum exists if a majority of the outstanding shares of the Company’s common stock are present in person at the Annual Meeting or represented there by proxy. If you vote — including by Internet, telephone, or proxy card — your shares will be counted towards the quorum for the Annual Meeting. Withhold votes for election of directors, proxies marked as abstentions, and broker non-votes are also treated as present for purposes of determining a quorum.

What vote is necessary to pass the items of business at the Annual Meeting?

If a quorum is present at the Annual Meeting, the six nominees for election as Directors that receive a plurality of the votes cast will be elected. If you vote the enclosed proxy card, your shares will be voted for election of all of the Board’s Director nominees unless you give instructions to “withhold” your vote for one or more of the nominees. Withhold votes and broker non-votes will not count either in favor of or against election of a nominee.

The affirmative vote of a majority of the votes cast on the proposal is required for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2015. In determining whether this proposal has received the affirmative vote of a majority of the votes cast on the proposal, abstentions and broker non-votes are not considered votes cast and, therefore, will not count either in favor of or against the proposal.

The shareholder vote on the compensation of the Company’s named executive officers is advisory in nature and therefore not binding on the Company. Although the approval of named executive officer compensation is an advisory vote, the Board and the Compensation and Corporate Governance Committee of the Board expect to consider the affirmative vote of a majority of the votes cast on this proposal as advisory approval of the compensation paid to the Company’s named executive officers. In determining whether this proposal has received the affirmative vote of a majority of the votes cast on the proposal, abstentions and broker non-votes are not considered votes cast and, therefore, will not count either in favor of or against the proposal.

How will voting on any other business be conducted?

The Company does not know of any business or proposals to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other business is properly brought before the meeting, the signed proxies received from you and other shareholders give the persons voting the proxies the authority to vote on the matter according to their judgment.

Who is soliciting proxies?

The enclosed proxy is being solicited by the Board of Directors of the Company, and the Company will pay the cost of the solicitation.

The Company has retained Georgeson Inc. to assist in the solicitation of proxies for a fee of approximately $75,000 plus reimbursement of normal expenses.

Solicitations may be made by personal interview, mail, telephone, facsimile, electronic mail and other electronic means. It is anticipated that the solicitations will consist primarily of requests to brokers, banks, trustees, nominees and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by those persons. The Company will reimburse brokers and other persons holding shares for others for their reasonable expenses in sending soliciting material to the beneficial owners.

In addition, certain officers and other employees of the Company may, by telephone, letter, personal visit, facsimile, electronic mail or other electronic means, request the return of proxies.

When are shareholder proposals due for the next Annual Meeting?

Shareholders who want to have their proposals considered for inclusion in the Company’s proxy materials for the 2016 Annual Meeting of Shareholders must submit their proposals to the Company no later than October 27, 2015. Notice of any other proposal that a shareholder wants to have considered at the 2016 Annual Meeting of Shareholders, including notice of an intent to nominate a candidate for election to the Board at the 2016 Annual Meeting of Shareholders, must be provided to the Company on or between November 26, 2015 and December 26, 2015, and it must be in accordance with the requirements set forth in the Company’s Amended and Restated Code of Regulations.

All proposals for inclusion in the Company’s proxy materials, notices of proposals and requests for copies of the Company’s charter documents should be sent to the Company’s principal executive officers: OMNOVA Solutions Inc., Attn: Secretary, 25435 Harvard Road, Beachwood, Ohio 44122.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Company’s Amended and Restated Code of Regulations provides that the number of directors of the Company will not be less than seven nor more than seventeen. Our Board is divided into three classes for purposes of election, with three-year terms of office ending in successive years.

As of the date of this proxy statement, the size of the Board had been set at eight directors. In August 2014, a process was initiated to conduct a search for a new director, which lead to the engagement of Russell Reynolds Associates to assist in that search. Russell Reynolds Associates recommended several highly qualified candidates to the Compensation and Corporate Governance Committee, including Janet Plaut Giesselman. After an extensive review and interview process, in February 2015 the Compensation and Corporate Governance Committee selected Ms. Giesselman as a director candidate.

Beginning in June 2014 and continuing through February 2015, the Company had conversations and negotiations with representatives of Barington Capital Group, L.P. (“Barington”), which represents a group of investors that beneficially own over 2.2% of the Company’s outstanding shares, regarding, among other things, the strategic direction of the Company and the composition of the Board. On February 19, 2015 the Company and Barington reached agreement that the Company would nominate for election to the Board Mr. James A. Mitarotonda and Mr. Joseph M. Gingo in addition to Ms. Giesselman (the “Agreement”). The Agreement also includes certain customary standstill provisions and certain voting commitments for a two year period by Barington and its controlled affiliates. For more information concerning the Agreement, please see the Company’s Current Report on Form 8-K filed on February 20, 2015 with the Securities and Exchange Commission and Exhibit 10.1 thereto. In addition to Ms. Giesselman, Mr. Gingo and Mr. Mitarotonda, under the Agreement, the Board’s nominees for election this year also include Kevin M. McMullen, Larry B. Porcellato and Robert A. Stefanko, each of whom currently serves as a director and has agreed to stand for re-election.

Consistent with the terms of the Agreement, the Board took action to increase the size of the Board to eleven members and to increase the membership of each of Class I and Class III to four members, effective as of the Annual Meeting. Thereafter, the Board nominated Ms. Giesselman, Mr. McMullen, Mr. Porcellato and Mr. Stefanko for election as Class I directors and Mr. Mitarotonda and Mr. Gingo for election as Class III directors.

Biographical information on each of the nominees and a description of their qualifications to serve as director, as well as similar information about other continuing directors, is set forth on the pages that follow.

If any of the nominees are unable to stand for election, the Board may designate a substitute, subject to the terms of the Agreement with respect to Mr. Mitarotonda and Mr. Gingo. Shares represented by proxies may be voted for the substitute, but will not be voted for more than six nominees.

Directors are elected by a plurality of the votes cast. The six nominees receiving the greatest number of votes at the Annual Meeting will be elected.

Holders of OMNOVA Solutions common stock are entitled to cast one vote for each share held on the January 20, 2015 record date for up to six nominees for director. He or she may not cumulate his or her shares in voting for director nominees. This means that a shareholder who owns 100 shares of OMNOVA common stock may vote 100 shares for each of the six nominees. The shareholder may not, however, vote more than 100 shares for any one nominee, nor vote for more than six nominees.

The Compensation and Corporate Governance Committee will consider shareholder’s suggestions for nominees for election to the Company’s Board of Directors if any such suggestion is made in writing, includes, among other matters, biographical data and a description of such nominee’s qualifications and is accompanied by the written consent of such nominee. Pursuant to the Company’s Amended and Restated Code of Regulations, to be considered for election at the Annual Meeting, any such suggestion for nominees must have been mailed to the Compensation and Corporate Governance Committee and be received no later than December 8, 2014.

Each of OMNOVA’s six nominees and OMNOVA’s Board as a whole possess a combination of the qualifications, skills, professional experiences, education and other attributes called for by the Company’s Corporate Governance Guidelines. In particular, OMNOVA’s Board includes directors with significant experience in the specialty chemicals industry and in the markets served by the Company, including oil and gas, coatings, building products and functional surfacing.

OMNOVA’s Board, together with its management team, has articulated and continues to implement a clearly defined strategy to create sustainable, long-term value for all of our shareholders. In the opinion of OMNOVA’s Board, shareholders will be served well by supporting the Board’s six nominees.

It is the intention of the persons appointed as proxies in the accompanying proxy card, unless authorization to do so is withheld, to vote for the election of the Board’s nominees.

Your Board of Directors recommends a vote FOR each of OMNOVA’s six nominees. Shares represented by the enclosed proxy card will be voted FOR such nominees unless you specify otherwise in your voting instructions.

BOARD OF DIRECTORS

Set forth on the following pages is biographical information for each of the nominees for election and the other continuing directors with unexpired terms of office, and a description of the skills and qualifications that led the Board to the conclusion that each such person should serve as a director of the Company. All information is given as of January 20, 2015, unless otherwise indicated.

NOMINEES FOR ELECTION

To Serve a Three-Year Term Expiring in 2018

Kevin M. McMullen

Term:	Expires in 2015; Director since March 2000

Business Experience and Director Qualifications:

Mr. McMullen has been Chairman of the Board, Chief Executive Officer and President of the Company since February 2001. Prior to that, Mr. McMullen served as Chief Executive Officer and President of the Company from December 2000 and as a Director from March 2000. From January 2000 to December 2000, Mr. McMullen served as President and Chief Operating Officer of the Company, and from September 1999 to January 2000, Mr. McMullen served as Vice President of the Company and President, Decorative & Building Products. Previously, Mr. McMullen was Vice President of GenCorp Inc., then a manufacturer of chemicals, building products, functional surfacing materials, and aerospace and defense products and systems, and President of GenCorp’s Decorative & Building Products business unit from September 1996 until the spin-off of OMNOVA Solutions in October 1999. Prior to that, Mr. McMullen was General Manager of General Electric Corporation’s, then a diversified consumer, industrial, infrastructure and financial services corporation, Commercial & Industrial Lighting business from 1993 to 1996 and General Manager of General Electric Lighting’s Business Development and Strategic Planning activities from 1991 to 1993. Mr. McMullen was a management consultant with McKinsey & Co., an international consulting firm, from 1985 to 1991.

Mr. McMullen brings to the Board strong leadership, extensive management and operating experience, and a deep understanding of the Company’s business and markets. During his 18 years at OMNOVA, including its predecessor GenCorp, Mr. McMullen has developed extensive knowledge of the Company, its customers, suppliers and investors, and understands its challenges and strengths. He provides the Board with candid insights into the Company’s industry, customers, markets, operations, management team, strategic strengths and weaknesses and actions to advance long-term shareholder value.

Other Directorships:	STERIS Corporation, Mentor, Ohio.

Committees:	Chairman of the Executive Committee of the OMNOVA Solutions Board.

Age:	54

Larry B. Porcellato

Term:	Expires in 2015; Director since September 2008

Business Experience and Director Qualifications:

Mr. Porcellato was until July 2014 the Chief Executive Officer of The Homax Group, Inc., a worldwide leader in formulating, manufacturing, and marketing of DIY, construction and specialty coatings related products, a position he had held since January 2009. From July 2002 until January 2007 he served as Chief Executive Officer of ICI Paints North America, a division of Imperial Chemical Industries PLC, a global specialty chemical and coatings company. Prior to that, from December 2000 until June 2002, he served as Executive Vice President and General Manager, ICI Paint Stores, North America. Previously, he served as President of Stanley Mechanics Tools from March 1999 until October 2000, and held various leadership positions with Rubbermaid Incorporated, a global marketer of consumer and commercial products, from 1988 to 1999.

Mr. Porcellato’s previous experience as the Chief Executive Officer of The Homax Group, Inc. and ICI Paints North America, as well as his service on the board of directors of another publicly traded company, provides him with valuable experience in manufacturing and distribution of commercial and residential building products, industrial and specialty coatings, as well as significant knowledge and expertise in the areas of strategy, general management and finance, accounting and financial reporting.

Other Directorships:	HNI Corporation, Muscatine, Iowa.

Committees:	Member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Board.

Age:	56

Robert A. Stefanko

Term:	Expires in 2015; Director since May 2006

Business Experience And Director Qualifications:

In April 2006, Mr. Stefanko retired as Chairman of the Board and Executive Vice President — Finance and Administration of A. Schulman, Inc., an international supplier of plastic compounds and resins, positions which he had held since 1991 and 1989, respectively. Mr. Stefanko joined A. Schulman in 1972, was appointed Vice President — Finance in 1979 and became a member of A. Schulman’s Board of Directors in 1980.

Mr. Stefanko’s prior experience as Chairman of the Board and Executive Vice President — Finance and Administration at A. Schulman, and his current service on the board of directors of another publicly traded company, has provided him with valuable specialty chemicals industry and international business experience and with significant knowledge and expertise in the areas of general management, finance, accounting and financial reporting matters, tax, investor relations and risk management.

Other Directorships:	Myers Industries Inc., Akron, Ohio and, previously, The Davey Tree Expert Company, Kent, Ohio.

Committees:	Member of the Audit Committee of the OMNOVA Solutions Board.

Age:	72

Janet Plaut Giesselman

Term:	If elected, will expire in 2018.

Business Experience and Director Qualifications:

Ms. Giesselman is the retired President and General Manager of Dow Oil & Gas, a business unit of The Dow Chemical Company. She has over 30 years of agriculture, energy, specialty and commodity chemicals International and domestic experience, having led businesses in the United States, Europe, Latin America, Middle East, Africa, and Asia. From 2001 to 2010, she held numerous senior leadership positions with The Dow Chemical Company including Vice President, Dow AgroSciences, and Vice President, Dow Latex (Switzerland). Before joining Dow, Ms. Giesselman held various leadership positions in sales, marketing and strategic planning with Rohm & Hass Company, a specialty and performance materials company. Ms. Giesselman holds a B.Sc., Biology from Pennsylvania State University and a Masters in Plant Pathology from the University of Florida.

Ms. Giesselman brings to the board significant leadership experience as a senior executive at The Dow Chemical Company, as well as service on the board of directors of a publicly traded company. She brings critical insights into the specialty chemicals business, and in particular experience in the Company’s strategic growth markets, like oil and gas, and several of its challenged traditional core markets. She has extensive knowledge in the areas of corporate compensation, governance, international business, strategy, general management, acquisitions and divestitures, sales and marketing, environmental health and safety, regulatory and operations.

Other Directorships:	Ag Growth International, Winnipeg, Canada and McCain Foods Limited, Toronto, Ontario, Canada.

Age:	60

To Serve a Two-Year Term Expiring in 2017

Joseph M. Gingo

Term:	If elected, will expire in 2017.

Business Experience and Director Qualifications:

Mr. Gingo has served as Chairman of the Board of A. Schulman, Inc., an international supplier of plastic compounds and resins, since 2008. He also served as President and Chief Executive Officer of A. Schulman, Inc. from 2008 until his retirement as an executive officer on December 31, 2014. Prior to working at A. Schulman, Mr. Gingo was employed at the Goodyear Tire & Rubber Company for more than 40 years, where he last served as Executive Vice President, Quality Systems and Chief Technical Officer. In this role, he was responsible for Goodyear’s Research, Tire Technology and Engineering and Quality organizations. He was also responsible for new product introductions and continuous improvement activities globally. Mr. Gingo has a B.S. in Chemical Engineering from Case Institute of Technology (now Case Western Reserve University), a J.D. from the University of Akron and was a Sloan Fellow at MIT where he received a masters degree in business management.

Mr. Gingo brings to the Board extensive business and leadership experience as Chairman and former President and Chief Executive Officer of A. Schulman, a publicly-traded company. Mr. Gingo has significant knowledge and expertise in the areas of general management, operations and strategy, as well as significant experience providing leadership in industrial and manufacturing companies.

Other Directorships:	A. Schulman, Inc., Akron, Ohio; Purcell Tire & Rubber Co., Potosi, Missouri; and, TruVitals, Inc., Gainesville, Florida.

Age:	69

James A. Mitarotonda

Term:	If elected, will expire in 2017.

Business Experience and Director Qualifications:

Mr. Mitarotonda has been the Chairman of the Board, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm, since November 1991. Mr. Mitarotonda has also been the Chairman of the Board, President and Chief Executive Officer of Barington Companies Investors, LLC, the general partner of Barington Companies Equity Partners, L.P., a value-oriented, activist investment fund since 1999. Barington and its affiliates have extensive experience investing in industrial and specialty chemicals companies, including Ameron International, Stewart & Stevenson Services, Griffon Corporation, Gerber Scientific, The Eastern Company, Spartech Corporation and A. Schulman, Inc. Mr. Mitarotonda received an M.B.A. from New York University’s Graduate School of Business Administration (now known as the Stern School of Business) and a B.A. in economics from Queens College, where he is a member of the Board of Trustees.

Mr. Mitarotonda brings to the Board extensive public company director experience; financial, investment banking and corporate governance expertise; executive leadership experience as a chief executive officer; and experience investing in industrial and specialty chemical companies.

Other Directorships:	Barington/Hilco Acquisition Corp., New York, New York; A. Schulman, Inc., Akron, Ohio; Ebix, Inc., Atlanta, Georgia; Pep Boys-Manny Moe & Jack, Philadelphia, Pennsylvania; and previously, Ameron International Corporation, Pasadena, California; Griffon Corporation, New York, New York; Gerber Scientific, Inc., South Windsor, Connecticut; Jones Group Inc., New York, New York; and Sielox, Inc., Runnemede, New Jersey.

Age:	60

CONTINUING DIRECTORS

David J. D’Antoni

Term:	Expires in 2016; Director since November 2003

Business Experience and Director Qualifications:

In September 2004, Mr. D’Antoni retired from his positions as Senior Vice President and Group Operating Officer of Ashland Inc., a specialty chemical, energy and transportation construction company, positions which he had held since 1988 and 1999, respectively. Mr. D’Antoni also previously served as President of Ashland Paving And Construction, Inc. and as President of Ashland Chemical Company, a chemical company.

Mr. D’Antoni’s prior experience as a senior executive at Ashland and his current service on the boards of directors of two other publicly traded companies provides him with valuable chemicals industry experience and significant knowledge in the areas of corporate governance, general management, acquisitions and divestitures, environmental, health and safety matters, operations, purchasing and sales. Additionally, Mr. D’Antoni has been recognized as an NACD Fellow by the National Association of Corporate Directors, the highest level of credentialing awarded to corporate directors who demonstrate knowledge of the leading trends and practices that define exemplary corporate governance today.

Other Directorships:	State Auto Financial Corporation, Columbus, Ohio and Compass Minerals International, Inc., Overland Park, Kansas.

Committees:	Member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Board.

Age:	70

Steven W. Percy

Term:	Expires in 2016; Director since October 1999

Business Experience and Director Qualifications:

Between July 2012 and June 2013, Mr. Percy served as the Interim Dean of the Monte Ahuja College of Business at Cleveland State University. Previously, Mr. Percy had retired from BP America Inc., an international energy company, in March 1999 after having served as its Chairman and CEO since 1996, and having completed a twenty-three year career with BP during which time he held a variety of increasingly responsible leadership positions, both in the United States and Europe, including among others chief executive of BP Finance International and BP Oil.

Mr. Percy’s prior experience as Chairman and CEO of BP America, as well as his experience as the chief executive of BP Finance International, provides him with significant knowledge regarding the industries in which the Company operates, the oil-based raw materials upon which the Company depends, accounting and financial expertise, as well as valuable experience in the areas of general management and environmental, health and safety matters. More recently, Mr. Percy’s role as Dean of the Monte Ahuja College of Business at CSU exposed him to cutting edge knowledge with respect to the management of business.

Other Directorships:	Non-Executive Chairman of Wavefront Technology Solutions, Inc., Edmonton, Alberta, Canada.

Committees:	Chairman of the Audit Committee and member of the Executive Committee of the OMNOVA Solutions Board.

Age:	68

Allan R. Rothwell

Term:	Expires in 2016; Director since January 2010

Business Experience And Director Qualifications:

In April 2006, Mr. Rothwell retired from his position as Executive Vice President of Eastman Chemical Company, a global chemical company which manufactures and markets a broad portfolio of chemicals, fibers and plastics, and President of the Voridian division of the company, a position which he had held since January 2002. Previously, Mr. Rothwell had served as President, Polymer Group from 2001 to 2002, President, Chemicals Group from 1999 to 2001, and as Senior Vice President and Chief Financial Officer from 1998 to 1999, in each case for Eastman Chemical Company.

Mr. Rothwell’s prior experience as a senior executive officer of Eastman Chemical Company and his current service on the board of directors of another publicly traded company provides him with valuable chemicals industry experience and significant knowledge and expertise in the areas of general management, strategic planning, sales, finance, international business and acquisitions and divestitures.

Other Directorships:	Compass Minerals International, Inc., Overland Park, Kansas.

Committees:	Member of the Audit Committee of the OMNOVA Solutions Board.

Age:	67

Michael J. Merriman

Term:	Expires in 2017; Director since March 2008

Business Experience and Director Qualifications:

Mr. Merriman has been an Operating Advisor for Resilience Capital Partners LLC, a leading private equity firm focused on acquiring companies experiencing a variety of special situations, including underperformers, corporate divestitures, turnarounds and orphan public companies, within a broad range of industries, since July 2008. From November 2006 until its sale in November 2007, Mr. Merriman served as Chief Executive Officer of The Lamson & Sessions Co., a manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes. Previously, Mr. Merriman served as Chief Financial Officer of American Greetings Corporation, a consumer products company specializing in greeting cards, gift wrap, party goods and other social expressions, from September 2005 until November 2006. Prior to that, from August 1995 until April 2004, Mr. Merriman was the President and Chief Executive Officer of Royal Appliance Mfg. Co./ Dirt Devil Inc., a publicly traded manufacturer of a full line of cleaning products for home and commercial use. In April 2003, Royal was sold to its largest supplier, Techtronic Industries Co., Ltd.

Mr. Merriman’s prior experience as the chief executive officer and chief financial officer of two public companies and his current service on the boards of directors of three other publicly traded companies, as well as his experience at Resilience, provides him with valuable experience and significant knowledge in the areas of executive management, strategy, corporate governance, acquisitions and divestitures, finance and financial reporting, and investor relations.

Other Directorships:	Regis Corporation, Edina, Minnesota; Nordson Corporation, Westlake, Ohio; and Invacare Corporation, Elyria, Ohio; and, previously, RC2 Corporation, Oak Brook, Illinois, and American Greetings Corporation, Cleveland, Ohio.

Committees:	Chairman of the Compensation and Corporate Governance Committee, Member of the Executive Committee and Presiding Director of the OMNOVA Solutions Board.

Age:	58

William R. Seelbach

Term:	Expires in 2017; Director since April 2002

Business Experience and Director Qualifications:

Mr. Seelbach is currently Senior Advisor of the Riverside Company, a large private equity firm investing in premier companies at the smaller end of the middle market, which he joined in January 2007. Prior to that, Mr. Seelbach served as President and CEO of the Ohio Aerospace Institute, an organization that brings together participants from industry, universities, and federal laboratories to undertake research and development projects, training, and information exchange activities, from April 2003 to December 2006. Previously, he was President of Brush Engineered Materials, Inc., Cleveland, Ohio (now known as Materion Inc.), a manufacturer of high performance engineered materials, from 2001 to May 2002. Prior to that, he served as President, Brush Wellman Inc. from 2000 to 2001 and as President, Alloy Products division of Brush Wellman from 1998 to 2000. From 1987 to 1998, Mr. Seelbach was Chairman and Chief Executive Officer of Inverness Partners, a limited liability company engaged in acquiring and operating Midwestern manufacturing companies.

Mr. Seelbach’s prior experience as a public company executive officer and director, as well as his experience at Riverside and Inverness Partners, provides him with valuable experience and significant knowledge in the areas of executive management, strategy, operations, corporate governance, acquisitions and divestitures and finance.

Other Directorships:	Previously, Corrpro Companies, Inc., Medina, Ohio.

Committees:	Member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Board.

Age:	66

PROPOSAL 2:

RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm for 2015

Subject to ratification by the shareholders at the Annual Meeting, the Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2015.

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires that a majority of the votes cast, whether in person or by proxy, be cast in favor of the proposal.

If the Committee’s appointment is not ratified, or if Ernst & Young LLP declines the appointment or becomes incapable of serving, or if their appointment is discontinued, the Committee will appoint another independent registered public accounting firm whose continued appointment will be subject to ratification by the shareholders at the next Annual Meeting.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to any shareholder questions. They will have an opportunity to make a statement at the meeting if they desire to do so.

Your Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. Shares represented by the enclosed proxy card will be voted FOR this proposal, unless you specify otherwise in your voting instructions.

Services of Independent Registered Public Accounting Firm

Ernst & Young LLP served as OMNOVA’s independent registered public accounting firm for fiscal years 2014 and 2013. Aggregate fees for professional services rendered to OMNOVA by Ernst & Young for the fiscal years ended November 30, 2013 and 2014 were as follows:

	Fiscal Year Ended November 30, 2013	Fiscal Year Ended November 30, 2014
Audit Fees	$1,763,900	$1,934,700
Audit Related Fees	$175,500	$172,000
Tax Fees	$878,000	$968,300
All Other Fees	$—	$—
Total	$2,817,400	$3,075,000

Audit Fees include the aggregate fees billed for professional services rendered by Ernst & Young for the audit of the Company’s annual consolidated financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q, and for the audit of the Company’s internal control over financial reporting. This category includes foreign statutory audits performed in accordance with local requirements at the company’s foreign subsidiaries.

Audit Related Fees include the aggregate fees billed for services rendered by Ernst & Young that are reasonably related to the performance of the audit or review of the Company’s financial statements, including accounting consultations and services that generally only the independent registered public accounting firm can reasonably provide, such as comfort letters, attest services, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Tax Fees include the aggregate fees billed for professional services rendered by Ernst & Young for tax compliance, preparation and planning services in fiscal years 2013 and 2014, respectively.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee annually approves the scope and fees payable for the year-end audit and statutory audits to be performed by the independent registered public accounting firm for the next fiscal year. Management also defines and presents to the Audit Committee specific projects and categories of service, together with the corresponding fee estimates, for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and, if acceptable, pre-approves the engagement of the independent registered public accounting firm for these specific projects and categories of service on a fiscal year basis. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee has delegated to its Chairman the authority to pre-approve the engagement of the independent registered public accounting firm for audit and permitted non-audit services in an aggregate amount of $50,000, provided that the Chairman reports to the Committee at each regularly scheduled meeting the nature and amount of any audit and non-audit services that he has approved pursuant to the delegation of authority. All other services for which the Company desires to engage the independent registered public accounting firm are approved by the Committee in advance of such engagement.

All services provided by Ernst & Young have been approved in accordance with the foregoing policies and procedures.

AUDIT COMMITTEE REPORT

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or to be “filed” under either the Securities Act or the Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, for establishing and maintaining internal control over financial reporting and for assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each fiscal year. The Company’s independent registered public accounting firm is responsible for planning and carrying out a proper audit of the Company’s annual financial statements and the Company’s internal control over financial reporting, expressing opinions as to the conformity of the financial statements with generally accepted accounting principles and the effectiveness of internal controls over financial reporting, based on its audits.

The Committee discussed with the Company’s internal auditors and its independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and representatives of the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also reviewed and discussed with representatives of the Company’s independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in its financial statements, and the matters required to be discussed by Auditing Standard No. 16. The Committee has received from the independent registered public accounting firm the written disclosures regarding their independence required by PCAOB Rule No. 3526, Communications with Audit Committees Concerning Independence, as currently in effect, and has discussed with representatives of the Company’s independent registered public accounting firm the firm’s independence from management and the Company. Finally, the Committee has received written confirmations with respect to non-audit services performed by the independent registered public accounting firm and has considered whether such non-audit services are compatible with maintaining the firm’s independence.

In addition, the Committee discussed with management their assessment of the effectiveness of the Company’s internal controls over financial reporting, and discussed with representatives of the Company’s independent registered public accounting firm their opinion as to the effectiveness of the Company’s internal controls over financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended November 30, 2014 to be filed with the Securities and Exchange Commission. The Committee has also appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year, subject to shareholder approval.

By:	The Audit Committee of the Board of Directors
Steven W. Percy, Chairman
Allan R. Rothwell
Robert A. Stefanko

PROPOSAL 3:

ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

OMNOVA’s executive compensation program is designed to: recruit, retain and motivate highly qualified executives for the Company; to differentiate compensation based on individual responsibilities and performance; and to align the interests of the Company’s executive officers with the Company’s shareholders in long-term shareholder value creation. Under this program OMNOVA’s Named Executive Officers (who are identified below in this Proxy Statement) are rewarded for the achievement of specific short-term, long-term and strategic goals.

The following features of OMNOVA’s executive compensation program support the objectives of the program:

•	OMNOVA’s executive compensation program provides a mix of cash and non-cash, as well as short-term and long-term, compensation components.

•

OMNOVA’s executive compensation program is designed to pay for performance, with a significant amount of annual and long-term compensation “at risk” and dependent upon achievement of specified financial objectives aligned with long-term shareholder value creation.

•

Performance at target generally results in total compensation (salary, annual incentive and long-term incentives) consistent with the 50th percentile of market data, while performance at maximum generally results in total compensation at the 75th percentile of market.

•

Short-term and long-term incentive compensation is earned based upon consistent and transparent performance metrics. The Compensation and Corporate Governance Committee confirms performance based upon pre-established and measurable metrics before any incentive plan payouts are made.

•

The Company’s long-term incentive program (LTIP) is denominated entirely in performance shares the value of which is determined by the Company’s stock price and, as such, aligns the interests of the Named Executive Officers with shareholders in long-term shareholder value creation.

•

Equity grants consist of restricted stock with three year cliff vesting which aligns management with long-term shareholder value creation. These restricted stock grants are made on a consistent schedule and are not made in anticipation of significant developments that may impact the price of our common stock.

•	The Company’s incentive compensation plans incorporate maximum award levels that limit the payouts that can be made to the Named Executive Officers.

•	The Company provides minimal perquisites to the Named Executive Officers.

•

The Board has adopted share ownership guidelines that align the interests of the Company’s executive officers and directors with the interests of the Company’s shareholders in long-term shareholder value creation.

•	The Board has adopted a clawback policy to allow the Board to recover incentive compensation inappropriately paid to the Company’s executive officers.

•

The Company prohibits directors and executive officers from pledging shares of OMNOVA common stock as collateral, trading in derivative securities of OMNOVA common stock, or engaging in any hedging activity related to shares of OMNOVA common stock.

Shareholders are encouraged to carefully review the Compensation Discussion and Analysis, tabular compensation disclosures and related narrative disclosures further below in this Proxy Statement. The Board recommends that shareholders indicate their support for the compensation of the Company’s Named Executive Officers as described in this Proxy Statement by voting “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure set forth under the caption “Executive Compensation” of this Proxy Statement.

Although this vote, which is required under Section 14A of the Securities Exchange Act of 1934, as amended, is advisory in nature and, therefore, not binding on the Company, the Board and the Compensation and Corporate Governance Committee will review the voting results. The Board and the Compensation and Corporate Governance Committee will consider the affirmative vote of a majority of the votes cast on this proposal as approval of the compensation paid to the Company’s Named Executive Officers. If there are a significant number of negative votes, the Compensation and Corporate Governance Committee will seek to understand and expects to consider the concerns that influenced such votes in making future decisions about executive compensation programs. The Company currently holds an advisory vote on the compensation paid to its Named Executive Officers every year and the Company expects to hold the next advisory vote at the 2016 Annual Meeting of Shareholders.

Your Board of Directors recommends a vote FOR advisory approval of the Company’s compensation for its Named Executive Officers. Shares represented by the enclosed proxy card will be voted FOR this proposal unless you specify otherwise in your voting instructions.

VOTING ON OTHER MATTERS

The Company did not receive notice by December 8, 2014 of any shareholder proposals to be presented for a vote at the meeting. Therefore, no shareholder proposals will be voted upon at the meeting and if any other matter requiring a vote properly comes before the meeting, the persons named on the accompanying proxy card will vote your shares on that matter in their discretion.

BOARD OF DIRECTORS INFORMATION

MEETINGS AND COMMITTEES

Meetings of the Board

The Company’s Board of Directors held seven meetings during the 2014 fiscal year. Each director attended 75 percent or more of the total number of Board meetings and meetings of committees on which he or she served during the 2014 fiscal year. Each director is expected to attend the Annual Meeting. In 2014, all of the Company’s then-serving directors attended the 2014 Annual Meeting.

The Board of Directors currently has three standing committees: the Audit Committee, the Compensation and Corporate Governance Committee and the Executive Committee.

Audit Committee

Members of the Audit Committee are: Steven W. Percy, Chairman, Allan R. Rothwell and Robert A. Stefanko. Each member of the Audit Committee has been determined by the Board of Directors to be financially literate and independent as defined by the New York Stock Exchange’s listing standards. The Board of Directors has determined that Mr. Percy meets the requirements of an “audit committee financial expert” as defined by the Securities and Exchange Commission and, accordingly, has designated him as such.

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of the work of the Company’s independent registered public accounting firm (including resolution of disagreements between management and the Company’s independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and other non-audit engagements.

The Audit Committee’s responsibilities include, among other matters, review of:

•	the independent registered public accounting firm’s quality control;

•	the independence of the independent registered public accounting firm;

•	the audit plan and the conduct of the audit;

•	the financial statements and disclosures;

•	quarterly earnings press releases;

•	internal audit plans and reports;

•	the systems of internal controls;

•	audit results;

•	enterprise risks and risk management policies;

•	safety and environmental performance;

•	compliance with legal requirements and the Company’s code of business conduct; and

•	material contingent liabilities.

The Audit Committee has adopted a written charter, which is reviewed and reassessed annually. A current copy of the Audit Committee charter is available on the Company’s website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 25435 Harvard Road, Beachwood, Ohio 44122.

The Audit Committee met nine times during fiscal year 2014. The Audit Committee Report is set forth above in this Proxy Statement.

Compensation and Corporate Governance Committee

Members of the Compensation and Corporate Governance Committee are: Michael J. Merriman, Chairman; David J. D’Antoni, Larry B. Porcellato and William R. Seelbach, each of whom has been determined to be independent under the New York Stock Exchange’s listing standards including its independence standards for the members of a compensation committee. Each member of the Compensation and Corporate Governance Committee is also a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

The Compensation and Corporate Governance Committee’s responsibilities include, among other matters:

•	establishing executive compensation philosophy and objectives and overseeing the development and implementation of policies and programs designed to accomplish those objectives;

•	administering all compensation plans;

•

reviewing and approving compensation for the Company’s executive officers, including establishing base salary, approving equity awards, and, with respect to annual and long-term incentive compensation, establishing incentive compensation opportunities for each executive officer, establishing performance metrics and objectives at the beginning of the performance period, and evaluating performance against those objectives and approving any payments to the Company’s executive officers at the conclusion of the performance period;

•	making recommendations to the Board with respect to all executive incentive compensation plans and equity-based compensation plans;

•	overseeing a risk assessment with respect to the Company’s incentive compensation programs and policies;

•	overseeing regulatory compliance with respect to compensation matters;

•

reviewing the Compensation Discussion and Analysis for the Company’s proxy statement and recommending to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement;

•	making recommendations to the Board concerning the appointment and removal of officers of the Company;

•	reviewing and approving employment agreements and severance or retention plans or agreements applicable to any executive officer;

•	overseeing the Company’s employee benefit, savings and retirement plans;

•	periodically reviewing director compensation and recommending changes, if appropriate, to the Board;

•	reviewing at least annually the appropriateness of, and compliance with, the Company’s Corporate Governance Guidelines;

•	periodically reviewing the appropriateness of, and compliance with, the Company’s Stock Ownership Guidelines;

•	reviewing possible conflicts of interest of Board members and executive officers;

•	considering whether the provision of compensation consulting services to the Company by any consultant retained by the Committee or the Company raises any conflict of interest; and

•	overseeing the Board’s annual evaluation process and the evaluation of individual director and chief executive officer performance.

The Compensation and Corporate Governance Committee also serves as the nominating committee for the Board of Directors. In its capacity as the nominating committee, members of the Compensation and Corporate Governance Committee, among other things,

•	establish and periodically review the criteria for Board membership;

•	identify new director candidates;

•	recommend candidates to the Board to fill new or vacant positions;

•	review and make recommendations to the Board regarding the nomination of incumbent directors for re-election to the Board;

•

review the qualifications of, and make recommendations to the Board regarding, director nominations which have been submitted to the Company by shareholders or others in accordance with the Company’s Amended and Restated Code of Regulations or otherwise; and

•	make recommendations to the Board regarding the appropriate size of the Board and the appointment of members to the Board’s committees.

If the Compensation and Corporate Governance Committee determines that it is advisable to recruit a new director, the Compensation and Corporate Governance Committee initiates the search, working with other directors, management, and, as appropriate, third-party search firms. The Compensation and Corporate Governance Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director or executive officer compensation, to engage search firms to assist in the identification of director candidates and to approve the fees and other retention terms of such compensation consultants or search firms. The Compensation and Corporate Governance Committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

The Compensation and Corporate Governance Committee will consider shareholder’s suggestions for nominees for election to the Company’s Board of Directors if any such suggestion is made in writing, includes biographical data and a description of such nominee’s qualifications and is accompanied by the written consent of such nominee. To be considered for election at the 2016 Annual Meeting of Shareholders, any such suggestion for nominees must be mailed to the Compensation and Corporate Governance Committee, OMNOVA Solutions Inc., Attention: Secretary, and be received by the Secretary between November 26, 2015 and December 26, 2015. Nominees for election to the Board of Directors should at a minimum satisfy the following criteria:

•	possess the integrity and mature judgment essential to effective decision making;

•

have the ability and willingness to commit the time and effort necessary to prepare for, attend and participate in meetings of the Board and one or more of its standing Committees and not have other directorships, trusteeships or outside involvements which would materially interfere with responsibilities as a director of the Company;

•	have the willingness and availability to serve at least one term;

•

have the willingness and ability to represent the interests of all shareholders of the Company rather than any special interest or constituency while keeping in perspective the interests of the Company’s employees, customers, local communities and the public in general;

•	have background and experience that is valuable to the Company and complements the background and experience of other Board members;

•	be a shareholder or willing to become a shareholder of the Company and hold an amount of shares consistent with the Company’s share ownership guidelines;

•	be free from interests that are or would present the appearance of being adverse to, or in conflict with, the interests of the Company; and

•

have a proven record of competence and accomplishment through demonstrated leadership in business, education, government service, finance or the sciences, including director, CEO or senior management experience; academic experience; scientific experience; financial and accounting experience; or other relevant experiences which will provide the Board with perspectives that will enhance Board effectiveness, including perspectives that may result from diversity of ethnicity, race, gender, age, experiences, skills, knowledge, background and national origin or nationality.

These criteria have been established by the Compensation and Corporate Governance Committee as criteria that any director nominee, whether suggested by a shareholder or otherwise, should satisfy. A nominee for election to the Board of Directors that is suggested by a shareholder (in compliance with the procedures described above) will be evaluated by the Compensation and Corporate Governance Committee in the same manner that any other new nominee for election to the Board is evaluated. The evaluation process includes a comprehensive background and reference check, a series of personal interviews by, at a minimum, the Chairman of the Board, the Chairman of the Compensation and Corporate Governance Committee and at least one other director, and a thorough review by the full Committee of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria that are set forth in the Corporate Governance Guidelines. Finally, if the Compensation and Corporate Governance Committee determines that a candidate should be nominated for election to the Board of Directors, the Compensation and Corporate Governance Committee will present its findings and recommendation to the full Board of Directors for approval.

The Compensation and Corporate Governance Committee has adopted a written charter which specifically describes the duties and responsibilities of the Compensation and Corporate Governance Committee. A current copy of the charter is available on the Company’s website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 25435 Harvard Road, Beachwood, Ohio 44122.

The Compensation and Corporate Governance Committee met six times during fiscal year 2014. The report of the Compensation and Corporate Governance Committee is set forth further below in this Proxy Statement.

Executive Committee

The Company has an Executive Committee whose members are: Kevin M. McMullen, Chairman; Michael J. Merriman; and Steven W. Percy. During the intervals between meetings of the Board of Directors, the Executive Committee, unless restricted by the Executive Committee Charter, may exercise all of the powers of the Board of Directors in the management and control of the business of the Company. The Executive Committee did not meet or otherwise take any action during fiscal year 2014.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted the OMNOVA Solutions Inc. Corporate Governance Guidelines. These guidelines outline the responsibilities of the Board of Directors, director selection criteria and procedures, board composition criteria and various policies and procedures designed to ensure effective and responsive governance. These guidelines and performance against these guidelines are reviewed at least annually by the Compensation and Corporate Governance Committee, including a determination whether any changes are appropriate in response to regulatory requirements, best practices or other developments. The OMNOVA Solutions Corporate Governance Guidelines are available on the Company’s website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 25435 Harvard Road, Beachwood, Ohio 44122.

Code of Ethics

Each of our employees and directors is required to comply with the OMNOVA Solutions Business Conduct Policies, a code of business conduct and ethics adopted by the Company. It is the objective of the Company that our business be conducted in accordance with the highest standards of personal and professional ethics. The OMNOVA Solutions Business Conduct Policies set forth policies covering a broad range of subjects, including sales practices, conflicts of interest, insider trading, financial reporting, mutual respect, environmental compliance and intellectual property, and require strict adherence to laws and regulations applicable to OMNOVA’s business. Only the Board of Directors is authorized to waive any provision of the Policies with respect to an executive officer or director. Any such waiver will be promptly disclosed on our website as required by applicable regulation. The OMNOVA Solutions Business Conduct Policies are available on the Company’s website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 25435 Harvard Road, Beachwood, Ohio 44122.

Board Leadership Structure

At present, Mr. McMullen serves as both Chairman and CEO. Mr. McMullen has held the position of CEO since December 2000 and the position of Chairman since February 2001.

The Board also has an independent Presiding Director. Mr. Merriman currently serves as the Company’s Presiding Director. The role of the Presiding Director is, in addition to the duties and responsibilities of all directors, to coordinate the activities of the other non-management directors and perform such duties as the Board may determine from time to time. Specifically, the Presiding Director is responsible for:

•

Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and providing feedback to the Chairman regarding matters discussed in these sessions;

•	Serving as a non-exclusive liaison between the independent directors and the Chairman to convey to the Chairman the views, concerns and issues of the independent directors;

•	Calling meetings of the independent directors when necessary and appropriate;

•	Working with the Chairman, in conjunction with other Board members, to set meeting agendas, topics and schedules and to assess the appropriateness of information provided to the Board; and

•	If requested and as appropriate for significant issues, being available, along with the CEO/Chairman, for consultation and direct communication with shareholders.

The designation of a Presiding Director does not limit or restrict any director from having frequent, open and candid discussions with other independent directors or with the Chairman.

The Board believes that the designation of an independent Presiding Director, together with the fact that (1) the Board is composed entirely of independent directors (other than Mr. McMullen), (2) the Audit and Compensation and Corporate Governance Committees are composed entirely of independent directors, and (3) the Board and each of the committees holds frequent and effective executive sessions of the independent directors (excluding Mr. McMullen) at each regularly scheduled Board and committee meeting, assures appropriate Board independence. Moreover, the Board also believes that maintaining equality among the independent directors fosters collegiality and openness among directors which supports the objective of frequent, open and candid discussions and an open exchange of ideas among all members of the Board and with senior management. As a result of these factors, the Board is satisfied that the Company’s Board leadership structure is effective and appropriate for the Company.

Executive Sessions

The nonemployee directors of OMNOVA Solutions, who have all been determined to be independent as defined by the New York Stock Exchange’s listing standards, meet in executive session without members of management present at each regularly scheduled meeting of the Board of Directors. As noted above, the Presiding Director presides at these executive sessions.

Communicating with the Board of Directors

Shareholders and other interested parties who wish to communicate with the Board of Directors, the nonemployee or independent directors or a particular director (including the Presiding Director) may do so by sending a letter to the Secretary of the Company at 25435 Harvard Road, Beachwood, Ohio 44122. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of such letters and circulate them to the appropriate director or directors. The Secretary routinely filters communications that are solicitations, consumer complaints, unrelated to the Company or the Company’s business or determined to pose a possible security risk to the addressee.

Director Independence

OMNOVA’s Corporate Governance Guidelines require that a majority of directors meet the criteria for independence set forth in the listing standards of the New York Stock Exchange. The listing standards provide that, in order to be considered independent, the Board must determine that a director has no material relationship with OMNOVA (either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company) other than as a director. The listing standards further specify a number of relationships that will disqualify a director from being deemed independent. The Board has reviewed the independence of its members considering these standards and taking into account any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships between the directors and OMNOVA. In reviewing the independence of Messrs. D’Antoni, Merriman, Porcellato, and Seelbach, the Board also considered whether any of such directors has a relationship to the Company which is material to such director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to (i) the source of such director’s compensation, including any consulting, advisory or other compensatory fee paid to such director by the Company; and (ii) whether such director is affiliated with the Company, or any of its subsidiaries or affiliates. Following this review, the Board has affirmatively determined that each of the following nonemployee directors is independent and that none has a material relationship with the Company, in accordance with the listing standards of the New York Stock Exchange:

David J. D’Antoni	Allan R. Rothwell
Michael J. Merriman	William R. Seelbach
Steven W. Percy	Robert A. Stefanko
Larry B. Porcellato

Additionally, the Board has determined that, if elected, Ms. Giesselman, Mr. Gingo and Mr. Mitarotonda would also qualify as independent under the listing standards of the New York Stock Exchange.

Certain Relationships and Related Transactions

There were no transactions between the Company and its officers, directors, nominees for director, or greater than 5% shareholders, or any immediate family member of an officer, director, nominee or greater than 5% shareholder, either during fiscal year 2014 or up to the date of this proxy statement in which the amount involved exceeded $120,000 (excluding compensation for such person’s service as an officer or director of the Company). The Company’s Business Conduct Policies, which applies to all employees and members of the Company’s Board of Directors, require employees and directors to avoid conflicts of interest. The Policies define a conflict of interest as any situation where an individual’s personal interests may conflict with the Company’s interests, and emphasizes each employee’s and director’s duty to make business decisions solely in the best interests of the Company. Any transaction between the Company and a director or officer of the Company (excluding compensation for such person’s service as an officer or director of the Company) is reviewed by the Compensation and Corporate Governance Committee to prevent, minimize or eliminate possible conflicts of interest.

Diversity Policy

The Company’s Corporate Governance Guidelines provide that diversity is among the criteria to be considered in recommending candidates for election as directors. Specifically, under the Company’s Corporate Governance Guidelines, the Compensation and Corporate Governance Committee considers, among other things, a candidate’s proven record of competence and accomplishment through demonstrated leadership in business, education, government service, finance or the sciences, including director, CEO or senior management experience; academic experience; scientific experience; financial and accounting experience; or other relevant experiences which will provide the Board with perspectives that will enhance Board effectiveness, including perspectives that may result from diversity of ethnicity, race, gender, age, experiences, skills, knowledge, background and national origin or nationality. The Board considers the skills, backgrounds, experiences and other qualifications of its incumbent directors and seeks to identify new candidates that will provide the Board with diverse qualifications that complement its overall composition. The Compensation and Corporate Governance Committee will monitor diversity through the annual Board evaluation process.

The Board and Oversight of Risk

The Board has an active role, as a whole and also at the Committee level, in overseeing management of the Company’s risks. Company management uses an enterprise risk management process to identify and assess, and, to the extent practicable, manage and mitigate material risks to the Company. The Board and Committees receive regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, and strategic risks, among others. While each Committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed and involved in the risk management process. The Board does not believe that the involvement of the Board and its Committees in overseeing the risk management process impacts the Board leadership structure.

Compensation Practices and Risk Management Procedures

Each year the Committee undertakes an assessment of the Company’s compensation policies and practices to determine whether any of those policies or practices inappropriately incentivizes employees for taking risks that are reasonably likely to result in a material adverse effect on the Company. As part of this assessment, in both January 2014 and January 2015, as in prior years, the Committee reviewed the metrics and other material features of the Company’s various incentive compensation plans, as well as policies or practices that have a mitigating effect on such risks. The Committee engaged an external compensation consultant, Pay Governance LLC, to assist with this assessment. The Committee considered the following to be significant mitigating factors:

•	Committee oversight of compensation programs, including discretion to establish incentive opportunities, define metrics, set objectives, monitor performance and determine final payouts;

•	Compensation plans that provide a mix of both short- and long-term compensation as well as cash and equity compensation;

•	Incentive compensation plans that use broad-based, reportable financial metrics that are quantitative, audited, measurable and aligned with shareholder interests;

•	All plans are subject to fixed caps on financial payouts that are not excessive;

•	Service-based three-year cliff vesting of certain equity grants;

•	Stock ownership guidelines;

•	A clawback policy that allows the Board to recover excess incentive compensation paid to the Company’s executive officers;

•

Prohibition on pledging of OMNOVA common stock as collateral, trading in derivative securities of OMNOVA common stock, or engaging in any hedging activity related to shares of OMNOVA common stock by directors and executive officers; and

•	Significant ownership interests held by executive officers.

On the basis of this assessment, the Committee concluded in both January 2014 and January 2015 that the Company’s compensation plans do not incentivize inappropriate risk taking that is reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation and Corporate Governance Committee during fiscal 2014 or, as of the date of this proxy statement, is or has been, an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of directors of any company that employed any member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Inc. Board of Directors.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section of the Proxy Statement describes the material components of OMNOVA’s executive compensation program that applied to the Company’s 2014 fiscal year named executive officers (“Named Executive Officers” or “NEOs”), whose compensation is set forth in the Fiscal 2014 Summary Compensation Table and the other compensation tables contained in this Proxy Statement. For the 2014 fiscal year (we generally refer to our fiscal years by the respective calendar year), which started December 1, 2013 and ended November 30, 2014, the Company’s Named Executive Officers include the following current OMNOVA officers: Kevin M. McMullen, Chairman, Chief Executive Officer and President; Paul F. DeSantis, Senior Vice President and Chief Financial Officer; James C. LeMay, Senior Vice President, Corporate Development, General Counsel; Jay T. Austin, Vice President, Global Sourcing and Logistics; and Michael A. Quinn, Senior Vice President and Chief Human Resources Officer. Our Named Executive Officers also include for 2014 Michael E. Hicks, Former Senior Vice President and Chief Financial Officer, and James J. Hohman, Former Senior Vice President and President, Performance Chemicals.

This Compensation Discussion and Analysis also provides an overview of the Company’s Named Executive Officer compensation philosophy and objectives, how compensation decisions are made, the elements of the Company’s 2014 Named Executive Officer compensation program, and the specific compensation decisions made or impacting the 2014 compensation for the Company’s Named Executive Officers.

Executive Transitions During 2014

During 2014, Messrs. Hicks and Hohman retired from the Company, effective as of July 1, 2014 and October 24, 2014, respectively. Mr. DeSantis was employed by the Company on June 9, 2014 and succeeded Mr. Hicks as the Company’s principal financial officer on July 1, 2014, and Anne P. Noonan succeeded Mr. Hohman as the Company’s President, Performance Chemicals on September 22, 2014.

Executive Summary

OMNOVA’s Named Executive Officer compensation program is designed to pay for performance in order to align the interests of the Named Executive Officers with those of the Company’s shareholders in long-term shareholder value creation. The Company evaluates performance over both short-term and multi-year periods based on the Company’s financial, operational, and strategic performance, including results for certain key performance metrics.

The Compensation and Corporate Governance Committee (the “Committee”) of the Board of Directors believes that OMNOVA’s Named Executive Officer compensation program is reasonable, competitive and appropriately balances the goals of long-term value creation for shareholders, paying for performance and attracting, motivating, and retaining highly qualified executives required to create long-term value for shareholders. A significant portion of the Named Executive Officers’ compensation is at-risk and dependent upon the Company’s financial, operational, and strategic performance, as well as the Company’s stock price.

The Company emphasizes performance-based compensation that appropriately rewards the Named Executive Officers for delivering financial, operational, and strategic results that meet or exceed pre-established goals through an annual incentive compensation program, as well as a long-term incentive program. The annual incentive compensation program provides the opportunity for a cash payout upon achievement of the specified annual performance objectives, while the long-term incentive program provides the Named Executive Officers with the opportunity to earn a specified number of performance shares upon achievement of pre-established multi-year performance objectives. Additionally, the interests of the Named Executive Officers are further aligned with those of shareholders and the long-term interests of the Company through stock ownership requirements and annual grants of restricted shares.

Fiscal Year 2014 Results

During the year, OMNOVA took decisive actions to better position the Company to capitalize on the opportunities in our attractive growth markets led by coatings, oil and gas, laminates, non-wovens and elastomeric modifiers. Also in 2014, our Engineered Surfaces business posted its best year in over a decade, driven by a series of restructuring actions over the prior three years, to better position the segment in the face of changing market trends. Unfortunately, these positive developments were overshadowed by significant market declines in our traditional core North American paper and carpet product lines.

Consolidated net sales in 2014 were $987.4 million, down nearly $31 million from 2013. The two business segments, Performance Chemicals and Engineered Surfaces, contributed $65.4 million of segment operating profit in 2014 as compared to $79.7 million in segment operating profit for 2013.

The Performance Chemicals business segment delivered $46.2 million of segment operating profit in 2014 as compared to $64.1 million in the prior year, driven primarily by weakness in the paper and carpet product lines.

Engineered Surfaces business segment delivered $19.2 million of segment operating profit in 2014 as compared to $15.6 million in the prior year.

The Company’s 2014 performance results impacted the following compensation matters:

•	There were no payouts under the 2014 Executive Incentive Compensation Program (short-term incentive program);

•	Performance shares earned for the 2013-2014 Long-Term Incentive Program were at 38% of target; and

•	The Committee has determined there will be no base salary increases for any of the Named Executive Officers in 2015.

Compensation Practices

The Company’s compensation practices are an important part of properly balancing the goals of long-term value creation for shareholders, paying for performance and attracting, motivating, and retaining highly qualified executives required to create long-term value for shareholders. Some of the material compensation practices employed by the Company in its executive compensation program include:

•	The Committee engages an external compensation consultant — Pay Governance, LLC — to assist in structuring and benchmarking the Company’s executive compensation program.

•	Annual and long-term incentives are based on the achievement of objective financial results.

•	The annual incentive program includes a minimum performance hurdle (the threshold level of EBIT performance) that must be met before any annual incentive can be paid at any organizational level.

•	The majority of long-term incentives are tied to the achievement of long-term financial objectives established at the start of the performance period.

•	Service-based equity awards represent a minority of an individual’s long term incentives and include long-term “cliff” vesting provisions.

•	The Company avoids using the same metrics in its annual and long-term incentive programs.

•	The Company does not provide executives with special retirement benefits greater than those earned by other associates.

•	The Company requires executives and directors to meet specific stock ownership guidelines.

•	Executives are required to hold shares from equity awards (net of any shares sold to pay taxes) until they meet their stock ownership guidelines.

•	Directors and executive officers are prohibited from pledging Company stock.

•	Directors and executive officers are prohibited from trading in derivative securities of OMNOVA common stock, or engaging in any hedging activity related to shares of OMNOVA common stock.

•	The Board has adopted a clawback policy which allows it to recover compensation from annual and long-term incentives to all executive officers.

Results of 2014 Advisory Vote on Named Executive Officer Compensation.

The Committee believes that its Named Executive Officer compensation program properly balances the goals of long-term value creation for shareholders, paying for performance and attracting, motivating, and retaining highly qualified executives required to create long-term value for shareholders. At the 2014 Annual Meeting, the Company conducted an advisory vote of shareholders on the compensation of the Company’s Named Executive Officers, commonly referred to as a “say-on-pay” vote. Approximately 77% of the votes cast were in favor of the Company’s “say-on-pay” proposal in 2014, which results the Compensation and Corporate Governance Committee considered in the course of its subsequent 2014 meetings and we interpret as evidence of shareholders’ support of the compensation arrangements for the Company’s Named Executive Officers, as well as the Company’s general executive compensation practices. Notwithstanding this support, the Compensation and Corporate Governance Committee continually reviews all elements of the current Named Executive Officer compensation program to ensure that the overall design continues to support the Company’s financial, operational, and strategic objectives. After taking into account the results of the 2014 “say on pay” vote and the Company’s objectives, the Committee has decided to retain the core design of the Company’s Named Executive Officer compensation program in fiscal year 2015.

Objectives and Philosophy of the Named Executive Officer Compensation Program

The objectives of OMNOVA’s Named Executive Officer compensation program are:

•	to align the interests of the Company’s executive officers with the Company’s shareholders in long-term shareholder value creation;.

•	to recruit, retain and motivate highly qualified executives for the Company; and

•	to differentiate compensation based on individual responsibilities and performance.

OMNOVA’s Named Executive Officer compensation programs are designed and administered to:

•

promote the interests of OMNOVA’s shareholders by attracting, motivating and retaining individuals who will become personally accountable for the overall success of the Company and who, by their actions, will create shareholder value;

•	properly balance the focus on both short and long-term Company performance;

•	allow the Company to respond to changes in compensation for similar positions in the competitive marketplace; and

•	allow for the Board to exercise discretion from time to time, as warranted by unanticipated events or circumstances.

OMNOVA’s primary financial objective is to create long-term shareholder value through sustained profitable growth, margin enhancement and generation of free cash flow from operations. Consequently, the incentive components of the Named Executive Officer compensation program have focused on the following primary measures of performance: earnings before taxes, and before interest and taxes (“EBT” and “EBIT,” respectively), operating profit, return on assets employed (or “ROAE”), growth (measured for the Performance Chemicals segment as the year over year increase in unit volumes, for the Engineered Surfaces segment as the year over year increase in revenues, and for Corporate participants as a weighted blend of Performance Chemicals and Engineered Surfaces performance on their segment growth metrics), change in net debt and cash flow. These metrics were chosen because they support the Company’s objective of achieving profitable growth and align the interests of the Company’s executives with the interests of the Company’s shareholders. These metrics require focus on marketing and sales execution, customer service, cost effective manufacturing, new products, new markets, innovation, working capital management, effective capital investments, a cost effective capital structure, access to debt, productivity gains, cost containment, continuous improvement, sustainability, and effective compliance programs.

Administration, Oversight and Determination of Named Executive Officer Compensation

Compensation and Corporate Governance Committee

In accordance with the duties and responsibilities set forth in the Committee’s charter, the Committee considers and establishes each element of the total compensation of the Chief Executive Officer. In addition, the Committee, with the counsel of the Chief Executive Officer, considers and establishes base pay, incentive pay and other compensation for the other executive officers of the Company. In considering compensation policies and practices for 2014 and 2015, the Committee took into account the favorable outcome of the “say on pay” votes in connection with the Company’s 2013 and 2014 Annual Meetings.

In fulfilling its responsibilities, the Committee may seek input, advice and recommendations from the Board of Directors, the executive officers and compensation consultants. The Committee is not bound by such input, advice or recommendations. The Committee at all times exercises independent discretion in its executive compensation decisions.

Board of Directors

The Board of Directors approves all incentive compensation and equity-based plans. The Board also receives a report on all executive compensation matters which have been approved by the Committee.

Executive Officers

The Chief Executive Officer also played a role in the determination of executive compensation for his direct reports. At the beginning of each fiscal year, including fiscal 2014, the Chief Executive Officer set annual team and individual performance goals for his direct reports, which for fiscal 2014 included all of the Named Executive Officers (other than the Chief Executive Officer and Mr. DeSantis). The performance goals were designed to promote teamwork and individual performance that advances the Company’s objectives. Throughout the fiscal year, the performance of each of these Named Executive

Officers was reviewed and evaluated against team goals. At the end of the fiscal year, the Chief Executive Officer conducted a final performance review for each of his direct reports (including Mr. DeSantis). Substantially the same process was used in fiscal 2013.

Based on these ongoing reviews, comparisons of the direct reports’ compensation to market, and the budget for salary merit increases across the Company, each year the Chief Executive Officer recommends to the Committee base salary adjustments for all executive officers other than himself. Incentive compensation payouts are generally awarded under the Company’s annual incentive program and long-term incentive program based upon the achievement of specific Company or business unit objectives approved by the Committee at the beginning of the relevant performance period. The Chief Executive Officer may recommend that the payout earned by an executive officer (other than himself) be adjusted to reflect individual performance considerations. The annual and long-term incentive awards are paid in the first quarter of each year while base salary adjustments are approved and implemented at the discretion of the Committee.

On the recommendation of the Chief Executive Officer, in December 2013 (the beginning of the Company’s 2014 fiscal year), the Committee awarded modest 2.5% merit-based salary increases to the Company’s Named Executive Officers who were serving at the start of the fiscal year (other than Mr. Quinn) in an effort to maintain the market competitiveness of the Company’s compensation program for its executive officers. Mr. Quinn’s base salary was considered to already be competitive compared to the market, having recently joined the Company and remained constant between fiscal years 2013 and 2014. Mr. LeMay received an additional increase of about 1.0% based on the recommendation of the Chief Executive Officer also to maintain market competitiveness. In addition, the Committee established a market competitive base salary for Mr. DeSantis in connection with his appointment as Chief Financial Officer during fiscal year 2014.

The Chief Executive Officer and the Chief Human Resources Officer attend all meetings of the Committee other than those relating to the performance or compensation of the Chief Executive Officer and executive sessions of the Committee. The executive officers and other employees also periodically consult with and assist the Committee in calculating incentive compensation payouts, establishing and monitoring performance goals and attending to other executive compensation or governance matters.

Compensation Consultants

For fiscal year 2014, the Committee again engaged Pay Governance LLC to assist it in evaluating and structuring its executive compensation program. For 2014, the Committee engaged Pay Governance primarily to: (1) participate in the meetings and calls of the Committee; (2) advise on target incentive opportunities — under both the short-term and long-term incentive programs — for the Senior Leadership Team and the next level of executives; (3) simulate proxy advisor firms’ quantitative evaluations underlying potential say-on-pay voting recommendations; (4) review proxy advisor firms’ reports on the Company’s executive pay program; (5) review and advise on director compensation matters; and (6) lead the Committee in the development of a potential compensation peer group to be used starting in fiscal 2015 for certain compensation decisions to be implemented in fiscal 2016 and beyond.

As a matter of general process, the Committee (1) annually reviews the market competitiveness of its executive compensation program and (2) approximately every three years thoroughly reviews the reasonableness and appropriateness of the Company’s executive compensation program and practices. In 2014, the Committee evaluated the market competitiveness, at target, of its executive compensation program using broad-based third-party survey information compiled and analyzed by Pay Governance for the general purpose of obtaining for the Committee a general understanding of current compensation levels. The survey data provided by Pay Governance was based on the most recent broad-based surveys of executive pay at numerous general industrial companies published by leading human resources and compensation consulting firms, including Towers Watson and William M. Mercer, and was adjusted through regression analysis to reflect total Company or applicable business unit revenues. The regression analysis was used to adjust the market data presented to the Committee to reflect the Company’s size, not to narrow the list of companies to a readily identifiable subset of companies.

In providing the Committee with the general understanding of current compensation levels as described above, Pay Governance did not perform the additional work needed to develop and utilize a comparator group, due primarily to the fact that the Committee had determined that there would be no base salary increases for the Named Executive Officers for fiscal 2015 and that there would be no significant changes in 2015 of the compensation structure for the Named Executive Officers. In the Fall of 2014, at the request of the Committee, management and Pay Governance developed a proposed compensation peer group for the Committee to potentially use during fiscal year 2015 to assist with compensation decisions to be implemented in fiscal 2016; however, development of this peer group had no material impact on compensation decisions for the Named Executive Officers for fiscal year 2014. To the extent that use of the proposed peer group materially impacts compensation decisions made during fiscal 2015 for compensation to be implemented for our Named Executive Officers for fiscal 2016, we expect that the proposed peer group would be discussed further in the Company’s proxy statement for its 2016 Annual Meeting.

Assessment of Market Competitiveness.    Historically, in reviewing the market competitiveness of its executive compensation program, the Committee has generally aimed to deliver target compensation (assuming the achievement of target performance objectives) that approximates the market’s 50th percentile in “total compensation” which consists of an aggregate of three main elements: (1) salary, (2) target annual incentives and (3) target long-term incentives. In achieving that overall historical objective, the Committee has generally aimed to maintain salaries that reflect market medians, target opportunities under the 2014 Executive Incentive Compensation Program (“EICP”) that are positioned slightly above competitive norms and total LTI opportunities that are positioned slightly below market, with total compensation approximating market medians at target results.

For years in which more of a benchmarking analysis is prepared (such as 2013), rather than years in which the Committee simply considers broad-based third-party survey information for the general purpose of obtaining a general understanding of current compensation practices (such as 2014), these market comparisons have been material to compensation decisions. In the Fall of 2013, the Committee conducted such benchmarking assessment of the market competitiveness of the Company’s executive compensation program. Based on this assessment, the Committee determined in the Fall of 2013 that total compensation for Mr. McMullen and for the executive group as a whole was generally competitive (+/–10% of the 50th percentile) with 2013 market data; however, total compensation at target remained somewhat above market for Mr. Quinn (113% of the 50th percentile), Mr. Hohman (111% of the 50th percentile) and Mr. Austin (117% of the 50th percentile), driven primarily by the practice of providing each member of the Company’s Senior Leadership Team (other than Mr. McMullen) with similar annual and long-term incentive opportunities. No further benchmarking assessment was conducted during 2014 that impacted fiscal 2014 compensation decisions; instead, the Committee considered broad-based third-party survey information for the general purpose of obtaining a general understanding of current compensation practices.

Mid-Year Evaluation and Modification of EICP and LTIP Award Opportunities.     In mid-fiscal 2014, but designed for fiscal 2015, the Company decided to retain the core of its executive pay program. Structurally, the elements of the Company’s pay program remained the same — base salaries, EICP awards, LTIP awards and service-based restricted stock awards. Moreover, the metrics to be used for EICP and LTIP awards were left unchanged. However, the Committee decided to modify the Named Executive Officers’ historical EICP and LTIP award opportunities to better align all three key elements of pay with market median pay levels, improve the alignment between pay and performance, provide greater incentives to exceed target objectives and accomplish maximum performance goals, and emphasize long-term results and value creation efforts. As a result of this change, EICP award opportunities for fiscal 2015 were changed for the NEOs (other than Mr. McMullen) from (1) 25% threshold, 75% (target), and 100% (maximum) to (2) 30% (threshold), 60% (target) and 120% (maximum). In addition, for fiscal 2015, LTIP award opportunities were changed for the Named Executive Officers (other than Mr. McMullen) from (1) 20% (threshold), 40% (target) and 80% (maximum) to (2) 25% (threshold), 50% (target) and 100% (maximum). Restricted stock award opportunities were left unchanged. No change was made in Mr. McMullen’s opportunities. Due to Mr. DeSantis’ employment with the Company after the Committee’s action on this matter, Mr. DeSantis received the modified LTIP award opportunities for his 2014-2015 LTIP award (Mr. DeSantis did not participate in the EICP for 2014), as discussed further below.

Other Services Provided by Compensation Consultants.    Pay Governance serves as the Company’s compensation consultant and does not provide any other services to the Company. Pay Governance is compensated on a fee-based structure and no portion of any payment made to them is dependent upon achieving a certain result or is otherwise commission-based. Considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, the Committee concluded in January 2015 that it was not aware of any conflict of interest that has been raised by the work performed by Pay Governance. In addition, the Committee also determined that Pay Governance was independent under the New York Stock Exchange listing rules.

General Policies and Practices Related to Named Executive Officer Compensation

Components of Named Executive Officer Compensation

OMNOVA’s Named Executive Officer compensation program consists of four primary components — base salary, an opportunity for an annual incentive bonus and an opportunity to participate in two long-term incentives: (1) the Long-Term Incentive Program and (2) annual grants of service-based equity awards. The annual incentive bonus is referred to as the Executive Incentive Compensation Program, or EICP, while the Long-Term Incentive Program is referred to as such, or as the LTIP. These four primary components of compensation (base salary, EICP opportunity, LTIP opportunity and equity awards) provide a mix of cash and non-cash and short- and long-term compensation. While each component individually is intended to meet a different objective, when combined these components are intended to focus the individual Named Executive Officer on high levels of sustained performance directed at key Company objectives.

In addition to these primary components, the Named Executive Officers also participate in employee benefit programs generally available to all salaried employees and, in some cases, are entitled to certain perquisites by virtue of their position and job responsibilities. The Committee generally does not consider amounts realized from prior compensation in setting future levels of compensation to be paid to the Named Executive Officers.

Allocation of Named Executive Officer Compensation

Named Executive Officers have responsibilities that significantly influence overall business performance and thus have a greater proportion of their total compensation allocated to incentive compensation based on short-term and long-term corporate performance. The Company does not have any fixed policies or guidelines with respect to the allocation of Named Executive Officer compensation between short-term and long-term elements and cash and non-cash elements. In practice, however, the Committee has taken the following approaches.

Allocation between short-term and long-term elements.    Annual compensation, consisting of base salary and EICP (assuming a payout at target), comprises approximately 65% of each Named Executive Officer’s total compensation while long-term compensation comprises the remaining 35%. For the Chief Executive Officer, however, annual compensation comprises approximately 50% and long-term compensation comprises the remaining 50% of total compensation.

Allocation between cash and non-cash elements.    Annual compensation is paid in cash. As noted above, long-term compensation includes both LTIP and service-based equity awards. Equity awards consist of restricted stock grants, which vest in full after three years of continuous employment with the Company, and performance shares awarded under the Company’s Long Term Incentive Program. Each performance share represents the right to earn one share of the Company’s common stock upon attainment of performance objectives established under the LTIP. Denominating the LTIP opportunity in performance shares is intended to provide performance-based equity compensation which will strengthen the alignment of the executives with the interests of the Company’s shareholders in growing the Company’s share price. In order to maintain flexibility and to avoid significant shareholder dilution as a result of the modified structure, any performance shares earned under the 2013-2014 LTIP, the 2014-2015 LTIP and the 2015-2016 LTIP will be settled in cash rather than stock. See “Long-Term Incentive Program” further below in this Proxy Statement for further discussion.

Stock Ownership Guidelines and Holding Requirements

The Committee has established stock ownership guidelines for its Named Executive Officers and directors to further support the objectives of the Company’s executive compensation program by aligning the interests of the Company’s Named Executive Officers and directors with the Company’s shareholders in long-term shareholder value. The stock ownership guidelines are as follows:

•	Chief Executive Officer: 300,000 shares

•	Other Named Executive Officers: 75,000 shares

•	Directors: 40,000 shares

Named Executive Officers and directors have five years from the date that they first become an executive officer or director to meet the ownership guidelines. To reinforce officers’ commitment to achieve their stock ownership guidelines, the Company has also established a stock holding or retention policy. That policy requires executives to hold 100% of the shares acquired upon vesting of restricted shares, issuance of earned performance shares and exercise of stock options (net of any shares required to be withheld to satisfy withholding taxes or pay the exercise price) until the ownership guidelines are met.

In determining an executive’s or a director’s level of share ownership, the Company includes shares directly owned by the executive or director, including unvested time-based restricted shares and deferred shares, shares held in the executive’s 401(k) savings plan account, and phantom shares held in the director’s deferred compensation plan. Outstanding options and unearned performance shares do not count toward the stock ownership guidelines.

As of the date of this Proxy Statement, each of the Company’s Named Executive Officers and directors had either satisfied the ownership guidelines or were within the five-year window following initial election as an executive officer or director to meet the ownership guidelines. The share ownership of the Named Executive Officers and directors is set forth below under “Share Ownership of Directors and Management” further below in this Proxy Statement.

Prohibited Transactions in OMNOVA Stock

The Company expressly prohibits the Company’s directors and executive officers from: engaging in short sales of OMNOVA stock; purchasing or selling publicly traded options on OMNOVA’s stock, such as puts, calls or other derivative securities; pledging shares of OMNOVA common stock as collateral; and engaging in any hedging or monetization transactions, such as zero-cost collars or forward contracts, designed to maintain ownership of OMNOVA stock but without the full risks and rewards of ownership.

Accounting and Tax Considerations

The Company continuously reviews and evaluates the impact of tax laws, accounting changes and similar factors affecting executive compensation, including, for example, Internal Revenue Code Section 409A regarding deferred compensation and Internal Revenue Code Section 162(m) regarding deductibility of certain executive compensation. Section 162(m) of the Code sets a limit of $1,000,000 on the amount that the Company can deduct for compensation paid to each of the Chief Executive Officer and the three other most highly compensated executive officers (other than the Chief Financial Officer), unless such compensation qualifies as being “performance-based” and the Company has satisfied the other requirements of the applicable regulations. The Committee’s general intent is to structure performance-based Named Executive Officer compensation programs so that payments will generally be fully tax deductible. However, the Committee may decide from time to time to grant compensation that will not qualify as “performance-based” compensation for purposes of Section 162(m) of the Code when, in the Committee’s judgment, those payments or grants are needed to achieve the Committee’s overall compensation objectives. Moreover, even if the Committee intends to grant compensation that qualifies as “performance-based” compensation for purposes of Section 162(m) of the Code, the Company cannot guarantee that such compensation ultimately will be deductible by the Company.

Policies and Practices Related to Performance-Based Compensation

The Committee uses performance-based elements to align the financial interests of the Company’s Named Executive Officers and its shareholders. The Committee allocates a significant portion of targeted total compensation for Named Executive Officers to an annual cash incentive under the EICP and a long-term incentive under the LTIP. The opportunity to earn each of these elements of compensation is directly tied to an earnings metric (earnings before taxes or before interest and taxes), operating profit, growth, change in net debt and/or cash flow and provides a benefit to the executive officer only if the Company meets certain financial performance goals. A significant portion of the targeted total compensation for the executive officers (more than 50% in the case of Mr. McMullen and approximately 45% for each of the other Named Executive Officers) is, therefore, “at risk” and can fluctuate significantly from year to year based on the Company’s financial performance.

At the beginning of the applicable performance period (or after a new executive officer has been hired, as applicable), the Committee establishes the performance goals and the payment amount or formula for determining the payout upon achieving those goals. At the end of the period, the Committee determines whether or not the goals were achieved, considers any other relevant factors and determines, on this basis, the final payment amounts. The Committee reviews and evaluates the performance measures annually to ensure that they remain consistent with the objectives of the Named Executive Officer compensation program and the Company’s key objectives.

Clawback Policy

The Board of Directors has adopted a recoupment or clawback policy. The clawback policy applies to amounts paid pursuant to the EICP and LTIP to executive officers. Under the policy, if the Company is required to publicly disclose an accounting restatement, then the Company will, subject to the terms of the policy, seek to recover the amount of the “excess incentive compensation” paid to its executive officers during the thirty-six month period preceding the date it was determined that a restatement was required. Under the policy, “excess incentive compensation” is defined as the difference between the incentive compensation that was paid to the executive officers and that amount that would have been paid had the restated financial results been used to determine the amount of incentive compensation. At such time as final SEC or New York Stock Exchange clawback regulations become available, the Committee expects to amend the policy consistent with such regulations.

Committee Discretion

The Committee establishes performance goals for both the EICP and the LTIP at the beginning of each fiscal year, typically in January, based primarily on the Company’s Annual Operating Plan. Once those performance goals have been established, the Committee generally does not modify the goals. As a matter of process, at the conclusion of each year, in assessing the Company’s performance against the established objectives for incentive compensation purposes, unless otherwise restricted for purposes of Section 162(m) of the Code, the Committee considers whether to include or exclude certain gains and losses related to unanticipated events and circumstances, as well as management actions taken for the long-term benefit of the Company but not contemplated by the Annual Operating Plan. The Committee has adopted this process because it believes that management should be neither penalized nor receive a windfall due to the occurrence of such unusual items that can and do occur in the highly dynamic market environment in which the Company participates and that management should take actions which will be in the long-term interests of the Company and its shareholders without having to consider whether taking such action will have an adverse effect on short-term results for purposes of incentive compensation. The Committee also retains the discretion, following the completion of the relevant performance period, to decrease the payout under the EICP and the LTIP, if appropriate, primarily to reflect individual performance.

Elements of Named Executive Officer Compensation

OMNOVA’s Named Executive Officer compensation program provides the Named Executive Officers with each of the elements of compensation described below. All of these elements are designed to work together to recruit, retain and motivate the Company’s executive officers and contribute to achieving the Company’s objectives.

Base Salaries

Base salaries for each of the Named Executive Officers are established initially based upon competitive market requirements and the individual’s performance, tenure and experience in the position, qualifications, scope of responsibility, Company and/or business unit performance, leadership, advancement potential, contributions to shareholder value and retention concerns. In recent years, base salaries for continuing officers have typically been established in December, the beginning of the Company’s next fiscal year.

Generally, Mr. McMullen recommends to the Committee a base salary adjustment for each of the Named Executive Officers (other than himself) based on his evaluation of each Named Executive Officer’s performance, the market competitiveness of his or her pay and taking into account the budget, if any, for salary merit increases which has been approved by the Committee for all salaried employees across the Company. The Committee considers Mr. McMullen’s recommendations in making salary adjustments but it is not bound by them. The Committee then determines what adjustments, if any, are to be made to Mr. McMullen’s base salary and, if so, the amount of such adjustment, based on an evaluation of his performance for the year, the market competitiveness of his pay with market data developed from salary surveys, and again taking into account the budget for salary merit increases across the Company.

2014 Base Salaries.    In November 2013, the Committee reviewed the Company’s fiscal 2014 proposal for merit-based base salary increases. The Committee specifically considered recent years’ merit increases, market data and management’s recommendation of general merit increases of 2.5%, plus the need to maintain a competitive compensation structure for the Company as a whole. In addition to these items, the Committee also considered the general market competitiveness of OMNOVA’s target compensation program (including base salaries) for its executive officers as presented by Pay Governance. However, specific base salary increases were deferred until December 2013, at which time, as a result of the considerations mentioned above, Mr. McMullen recommended, and the Committee approved, a target merit increase of 2.5% for each other Named Executive Officer serving at that time (other than Mr. Quinn, who recently joined the Company), plus an additional 1.0% increase for Mr. LeMay based on Mr. McMullen’s recommendation also to maintain market competitiveness.

At the time Mr. DeSantis was appointed as an officer of the Company, the Committee established his annual base salary for fiscal year 2014 at $420,200. This salary level was determined based on a market assessment of competitive compensation. Additionally, Mr. Quinn’s base salary was held at a constant level between fiscal years 2013 and 2014 because it was determined to already be competitive compared to the market.

Accordingly, the base salaries for each of the Company’s Named Executive Officers for the 2014 fiscal year were:

Named Executive Officer	% Increase from 2013 Base Salary	Fiscal 2014 Base Salary
Kevin M. McMullen	2.5%	$769,000
Michael E. Hicks	2.5%	$389,500
James J. Hohman	2.5%	$358,800
James C. LeMay	3.5%	$355,000
Jay T. Austin	2.5%	$283,700
Paul F. DeSantis	N/A	$420,200
Michael A. Quinn	0.0%	$275,000

The base salaries included in the “Salary” column of the Fiscal Year 2014 Summary Compensation Table further below in this Proxy Statement reflect base salary paid in or earned for fiscal year 2014.

Annual Incentive Opportunity

The primary purpose of the Company’s Executive Incentive Compensation Program, or EICP, is to reward employees for achievement of specific Company or business unit objectives. A significant portion of each Named Executive Officer’s total compensation is allocated to the EICP opportunity, which is generally dependent on achieving these pre-determined Company or business unit performance objectives. The Committee determines the performance metrics that will be applied to the EICP and then assigns a specific percentage weighting to each performance metric, which reflects the level of strategic priority attributed to that metric. Each of the relevant performance metrics has specific levels of performance identified which, if achieved, would earn a threshold, target or maximum payout for the Named Executive Officers.

The level of incentive opportunity for each continuing Named Executive Officer is reviewed and approved annually by the Committee at the beginning of the fiscal year, typically in January. For newly hired officers, the level of incentive opportunity is reviewed and approved by the Committee in connection with their appointment as officers during the year.

2014 EICP.    In January 2014, the Committee established the 2014 Executive Incentive Compensation Program providing each of the Named Executive Officers serving at that time (other than Mr. McMullen) with the following incentive opportunities for performance at threshold, target and maximum: 25%, 75% and 100%, respectively, of base salary. The Committee provided Mr. McMullen an annual incentive opportunity under the 2014 EICP equal to 33.3% of base salary at threshold, 100% of base salary at target and 150% of base salary at maximum achievement of the specified performance objectives. The opportunities provided to Mr. McMullen, and each of the other Named Executive Officers serving at that time, are the same as the opportunities historically provided to them and determined by the Committee to be market competitive. Payouts are interpolated for performance falling in between established threshold and target or target and maximum performance objectives. Mr. DeSantis did not participate in the 2014 EICP as he was not employed by the Company until June 2014.

In January 2014, the Committee also approved the performance metrics under the 2014 EICP. Consistent with prior years, the performance metrics for corporate participants (Messrs. McMullen, Hicks, LeMay, Austin and Quinn) consisted of an adjusted earnings metric (EBIT), a change in net debt metric, and — new for fiscal year 2014 — a growth metric evaluating Performance Chemicals’ unit volumes growth and Engineered Surfaces’ revenue growth (weighted between them 76% to 24%, respectively). For the business segment participant (Mr. Hohman), applicable performance metrics also included Performance Chemicals’ adjusted operating profit, Performance Chemicals’ adjusted cash flow and — new for fiscal year 2014 — a growth in Performance Chemicals’ unit volumes metric. In order to earn any payout under the EICP, however, the Company was required to achieve threshold performance on its EBIT metric. For 2014, these metrics were weighted as follows for the Named Executive Officers:

The following are the metrics and their weightings for Messrs. McMullen, Hicks, LeMay, Austin and Quinn:

2014 Corporate Performance
EBIT	Change in Net Debt	Growth
70% weighting	20% weighting	10% weighting

The following are the metrics and their weightings for Mr. Hohman:

2014 Segment Performance			2014 Corporate Performance
70% weighting			30% weighting
Segment Operating Profit	Segment Cash Flow	Growth
70% weighting	20% weighting	10% weighting

The Committee determined, as in past years, to utilize EBIT, segment operating profit, change in net debt and corporate and segment cash flow as the performance metrics under the 2014 EICP because the Committee continues to believe that these measures support the Company’s objective of creating long-term shareholder value through sustained profitable growth. The Committee also added a growth metric for all participants in both the corporate and business segment for 2014 in order to drive an appropriate focus on achieving growth while continuing to maximize operating profits. Growth was measured for the Performance Chemicals segment as the year over year increase in unit volumes and for the Engineered Surfaces segment as the year over year increase in revenues, and for Corporate participants as a weighted blend of Performance Chemicals and Engineered Surfaces performance on their segment growth metrics. These metrics required focus on marketing and sales execution, pricing excellence, quality, operational effectiveness, customer service, effective innovation programs and introduction of successful new products, penetrating new markets, effective working capital management, effective capital investments, a cost effective capital structure, maintaining access to debt financing, productivity gains, cost containment, continuous improvement, sustainability, and effective compliance programs.

Finally, the Committee also approved in January 2014 the threshold, target and maximum performance objectives for the approved metrics. The approved performance objectives for the 2014 EICP are as follows (dollars in millions):

	2014 Corporate Metrics			2014 Segment Metrics
				Segment Operating Profit		Segment Cash Flow		Segment Growth
	EBIT	Change in Net Debt	Growth	Engineered Surfaces	Performance Chemicals	Engineered Surfaces	Performance Chemicals	Engineered Surfaces	Performance Chemicals
Threshold	$51.0	$10.1	0.0%	$13.5	$61.5	N/A	N/A	0.0%	0.0%
Target	$72.0	$15.0	6.0%	$20.0	$78.0	$10.9	$29.1	6.0%	6.0%
Maximum	$84.8	$21.9	10.0%	$24.0	$88.0	N/A	N/A	10.0%	10.0%

Once the target performance objectives were established, the Committee established a threshold and maximum level of performance for each metric, taking into account management’s view of potential upside and downside opportunities to the targeted performance objectives and with a view to establishing broad parameters between the threshold and maximum due to the cyclical nature of the Company’s business, global market uncertainty and raw material volatility.

In January 2015, the Committee met to determine payouts earned under the EICP for the 2014 fiscal year based on the Company’s and each business unit’s performance against the performance objectives set forth above. In assessing the Company’s performance against the established objectives for incentive compensation purposes, certain gains and losses are included or excluded related to unanticipated events and circumstances, as well as management actions taken for the long-term benefit of the Company but not contemplated by the Company’s Annual Operating Plan. Additionally, as a matter of practice, the impact of LIFO and inventory valuation adjustments was also excluded from incentive compensation calculations. In considering the 2014 results, consistent with its process, the Committee determined to exclude certain restructuring and severance costs, certain asset impairment charges, certain costs associated with, as well as gains on, the closure or sale of certain assets and facilities, and a number of other one-time items. The corporate change in net debt metric is calculated as the positive or negative difference between the Company’s consolidated debt less cash at the close of the most recent fiscal year end, and the same amount at the close of the prior fiscal year end, excluding for 2014 the effect of the redemption of $50 million of outstanding Senior Notes.

For the business unit metrics, segment operating profit for each business unit is the segment operating profit reported in accordance with Accounting Standards Codification (ASC) 280 in the notes to the Company’s financial statements for the fiscal year ended November 30, 2014, excluding certain unusual gains or losses related to unanticipated events or occurrences or unplanned management actions outside the Annual Operating Plan, and changes in inventory valuations and the impact of LIFO. Segment cash flow is defined as the 12 months cumulative cash flow of the business from December 2013 through November 2014, excluding gains and losses related to foreign exchange.

Accordingly, the Committee determined the performance results for purposes of calculating payouts under the 2014 EICP as follows (dollars in millions):

2014 Corporate Metrics			2014 Segment Metrics
			Segment Operating Profit		Segment Cash Flow		Segment Growth
EBIT	Change in Net Debt	Growth	Engineered Surfaces	Performance Chemicals	Engineered Surfaces	Performance Chemicals	Engineered Surfaces	Performance Chemicals
$46.9	$(13.4)	1.7%	$17.4	$48.9	$12.5	$14.6	0%	2.8%

As calculated for incentive compensation purposes, because the Company’s 2014 EBIT of $46.9 million was below the threshold EBIT objective of $51.0 million, no payouts were earned by the Named Executive Officers under the EICP for fiscal year 2014.

Long-Term Incentive Program

Participation in the Company’s Long-Term Incentive Program is limited to the Company’s executive officers and business unit presidents. The purpose of the program is to retain and to motivate executives to achieve sustained improvement in specified performance measures over a multi-year period. The Long-Term Incentive Program encourages long-term focus on shareholder value and is directly and materially linked to performance that the Company believes will create long-term shareholder value. The Committee sets specific threshold, target and maximum achievement levels for each multi-year performance period after reviewing the strategic business plans of the Company.

2013-2014 LTIP.    In January 2013, the Committee approved the 2013-2014 Long-Term Incentive Program. In approving the 2013-2014 LTIP, the Committee determined to modify the plan design from prior years in several significant respects, including to:

•

change the manner in which the incentive opportunity was calculated, opting to calculate it as a percentage of base salary rather than as a percentage of base salary plus annual incentive as had been the case in prior years. The Committee made this change in an effort to reduce the complexity and volatility associated with the prior plan design which incorporated highly variable payments under the annual incentive program;

•

denominate the entire long-term incentive opportunity in performance shares rather than denominating a portion in performance shares and the remainder in cash as had been the case in prior years. The Committee made this change in order to further align the interests of the executives with the shareholders by ensuring that the executives bear the risk of any change in the stock price over the performance period. The Committee also believes that this structure was less complex than the prior plan design and more typical of the plan design utilized by other companies; and

•

adopt an approach whereby results achieved against the established performance objectives in year one, year two and cumulative results over the two-year performance period were each weighted equally in determining payouts under the program. The Committee believes that the weighted results approach reduced unintended program volatility by limiting the potential that performance in a single year determined the payout for the entire performance period, while still ensuring accountability for long-term performance because cumulative results accounted for one-third of the payout calculation.

In January 2013, the Committee established the performance metrics for the 2013-2014 LTIP. The performance metrics for the 2013-2014 LTIP were defined as earnings before taxes (EBT) and return on assets employed (ROAE). As discussed above, the Committee determined to weight these metrics and the performance over each individual year and the cumulative performance period as follows for all participants:

2013		2014		Cumulative 2013-2014
33-1/3%		33-1/3%		33-1/3%

EBT	ROAE	EBT	ROAE	EBT	Average ROAE
80%	20%	80%	20%	80%	20%

As in prior years, the Committee determined to utilize EBT as the primary metric because it believed that this metric was well aligned with long-term shareholder value creation. The Committee further determined to utilize a secondary metric of ROAE in order to encourage the most effective use of capital and investments in the business for long-term profitability.

After establishing the performance metrics, the Committee then established performance objectives for each metric at three levels — threshold, target and maximum — as follows (dollars in millions):

		Threshold	Target	Maximum
Earnings Before Taxes	2013	$21.3	$43.3	$57.6
	2014	$22.5	$47.3	$63.8
	Cumulative	$43.8	$90.6	$121.4

Return on Assets Employed	2013	6.50%	8.50%	10.00%
	2014	7.00%	9.00%	10.50%
	Average	6.75%	8.75%	10.25%

Finally, in January 2013, the Committee also approved the participants and the opportunity under the 2013-2014 LTIP. Each of the then-serving Named Executive Officers as a participant in the 2013-2014 LTIP and, with the exception of Mr. McMullen, each then-serving Named Executive Officer was provided the opportunity to earn a long-term incentive payout equal to 20% at threshold, 40% at target and 80% at maximum, of his annual base salary in effect at the time the LTIP was approved. Mr. McMullen was provided the opportunity to earn a long-term incentive payout equal to 60% at threshold, 125% at target and 200% at maximum, of his annual base salary in effect at the time the LTIP was approved. At the time he was appointed as an officer of the Company in October 2013, Mr. Quinn also was provided with the opportunity to earn a pro-rated long-term incentive payout equal to 20% at threshold, 40% at target and 80% at maximum, of his annual base salary. In determining the appropriate levels of incentive opportunity, the Committee reviewed the latest survey data provided by Pay Governance to assess the market competitiveness of the total compensation program for the Company’s executive officers. The Committee reviewed the total long-term incentives necessary in order to achieve a market competitive compensation program taking into account all other compensation available to the executive officers. On the basis of this review, the Committee determined that the long-term incentive opportunities set forth above were appropriate and would result in a market competitive total compensation package for Mr. McMullen and for the Named Executive Officers, as a whole.

As noted above, the Committee determined to denominate the entire opportunity under the 2013-2014 Long-Term Incentive Program in performance shares, with each performance share representing the right to receive one share of common stock of OMNOVA upon achievement of specified management objectives. The number of performance shares available to each of the participating Named Executive Officers at threshold, target and maximum performance was determined by multiplying the threshold, target and maximum incentive opportunity as described above for each participant by his base salary and then dividing that amount by $7.23, which was the 30-day average closing price per share through the day prior to the date upon which the Committee awarded the performance shares. The Committee determined to use a 30-day average closing price to convert the executive’s incentive opportunity to a number of performance shares in order to be consistent with similar calculations under the Company’s other equity programs and to ensure that the number of performance shares awarded would be reflective of the current stock price but avoid the potential swings that looking at a single point in time can produce. The Committee has denominated the opportunity under the LTIP in performance shares in order to strengthen the alignment of the executives with the interests of the Company’s shareholders in increasing long-term shareholder value.

Accordingly, the performance shares which each of the Named Executive Officers was eligible to earn under the 2013-2014 LTIP at the threshold, target or maximum objectives were as follows:

Named Executive Officer	Threshold	Target	Maximum
Kevin M. McMullen	62,241	129,668	207,469
Michael E. Hicks	10,512	21,024	42,047
James J. Hohman	9,682	19,364	38,728
James C. LeMay	9,488	18,976	37,953
Jay T. Austin	7,657	15,314	30,628
Paul F. DeSantis	N/A	N/A	N/A
Michael A. Quinn	3,703	7,407	14,814

In order to maintain flexibility and to avoid significant shareholder dilution as a result of this plan design change, the Committee determined that any performance shares determined in January 2015 to have been earned under the 2013-2014 LTIP would be settled in cash rather than stock. To ensure that the executive assumes the risk of any change in stock price over the two-year performance period, the cash settlement value of any performance shares earned would be determined by multiplying the number of performance shares earned by the 30-day average closing price per share determined through the day prior to the date on which the Committee finally determines the payouts earned under the program. Accordingly, if the stock price decreased during the two-year performance period, the value of the performance shares earned would be less than the value of the targeted award at the beginning of the performance period. Conversely, if the stock price increased during the two-year performance period, the value of the performance shares earned would be greater than the value of the targeted award at the beginning of the performance period.

In January 2015, following the conclusion of the two-year performance period, the Committee assessed the Company’s performance against the performance objectives established in January 2013. In assessing the Company’s performance against the planned objectives, certain gains and losses are included or excluded related to unanticipated events and circumstances, as well as management actions taken for the long-term benefit of the Company but not contemplated by the Annual Operating Plan, because the Committee believes that management should take actions which will be in the long-term interests of the Company and its shareholders without having to consider whether taking such action will have an adverse effect on short-term results for purposes of incentive compensation. For the 2013-2014 performance period, these items included certain restructuring and severance costs, asset impairment charges, a cost reallocation associated with discontinued operations, certain costs associated with, as well as gains on, the closure or sale of certain assets and facilities, and a number of other one-time items. The impact of LIFO and inventory valuation adjustments was also excluded from incentive compensation calculations.

Accordingly, the Committee determined that performance results for purposes of calculating payouts under the 2013-2014 LTIP were as follows (dollars in millions):

2013		2014		Cumulative 2013-2014
33- 1/3%		33- 1/3%		33- 1/3%
80%	20%	80%	20%	80%	20%

EBT	ROAE	EBT	ROAE	EBT	Avg. ROAE
$30.9	7.28%	$15.7	5.75%	$46.5	6.51%

During the two-year period, the Company achieved between the threshold and target levels for both its EBT and ROAE objectives for 2013, fell below threshold levels for both its EBT and ROAE objectives for 2014, and for the cumulative 2013-2014 performance period achieved between the threshold and target levels for its EBT objective and achieved the threshold level for its Average ROAE objective. As a result, after applying the appropriate weightings to each of the performance metrics and annual and cumulative performance periods, each of the participating Named Executive Officers earned a payout under the 2013-2014 LTIP equal to approximately 38% of his target opportunity. Due to their respective retirements from the Company during 2014, Messrs. Hicks and Hohman were also eligible for pro-rated payments of their 2013-2014 LTIP award opportunities based on actual performance and pro-rated to reflect their time in office during the performance period. Mr. Quinn was first employed by the Company in 2013 and his payout under the 2013-2014 LTIP is also pro-rated.

As noted above, the incentive opportunity provided to each participant under the 2013-2014 LTIP was denominated entirely in performance shares, with each performance share representing the right to receive one share of common stock of OMNOVA upon achievement of the specified management objectives. Accordingly, based on the performance results achieved and certified by the Committee as set forth above, the Committee determined that each of the Named Executive Officers had earned the following number of performance shares under the 2013-2014 LTIP:

Named Executive Officer	2013-2014 LTIP Performance Shares
Kevin M. McMullen	48,109
Michael E. Hicks	6,321
James J. Hohman	7,048
James C. LeMay	7,202
Jay T. Austin	5,816
Paul F. DeSantis	N/A
Michael A. Quinn	2,813

As previously mentioned, in order to avoid significant shareholder dilution, these performance shares earned were settled in cash rather than stock, based on the 30-day average closing price per share through January 20, 2015, the day prior to the date on which the Committee determined the payouts earned the program, of $7.76. The performance shares earned under the 2013-2014 LTIP are included in the 2014 Option Exercises and Stock Vested Table further below in this Proxy Statement. The performance share earned by Messrs. Hicks, Hohman and Quinn were pro-rated for their time in office during the performance period.

2014-2015 LTIP.    In January 2014, the Committee approved the 2014-2015 Long-Term Incentive Program, adopting a plan design with significant changes from the plan design used for the 2013-2014 LTIP.

As an initial matter, the primary performance metric for the 2014-2015 LTIP, was changed from EBT to adjusted earnings per share (“EPS”) (subject to inclusion and exclusion of certain gains and losses consistent with the committee’s typical process as discussed under “Committee Discretion” above in this Proxy Statement), but ROAE was retained as the secondary performance metric. The Committee determined to utilize EPS as the primary metric under the 2014-2015 LTIP because it believes that this metric provides clear and direct alignment with the interests of shareholders and further reflects the Company’s philosophy of not using identical metrics in its annual and long-term incentive programs.

The Committee determined to modify the LTIP in two other respects for the 2014-2015 performance period. First, performance objectives have been established only for the cumulative two-year performance period rather than for each individual year as well as the cumulative performance period. The Committee believes that this approach better aligns the focus of executives on long-term performance objectives. Finally, the Committee determined to utilize the average closing price for the first 30 trading days of the performance period (beginning December 1, 2013) to calculate the number of performance shares a participating executive will be eligible to earn under the program, and to utilize the average closing price for the last 30 trading days of the performance period (ending November 30, 2015) to calculate the cash settlement value of any performance shares earned under the program. The Committee made this change in order to more closely align the share price used in these calculations with the value of the Company’s stock at the beginning and the end of the relevant performance period.

The 2014-2015 LTIP performance metrics were weighted as follows for all participants for the two-year performance period:

2014-2015 Cumulative EPS	Two-Year Average ROAE
80%	20%

As with the 2013-2014 LTIP, the Committee then established, for both of the performance metrics, three levels of quantitative objectives for the 2014-2015 performance period: threshold performance, target performance and maximum performance objective.

Finally, the Committee approved participants and the opportunity under the 2014-2015 LTIP. Each of the Named Executive Officers who were serving at the beginning of fiscal year 2014 (other than Mr. McMullen) was provided the opportunity to earn a long-term incentive payout equal to 20% at threshold, 40% at target and 80% at maximum, of his annual base salary in effect at the time the 2014-2015 LTIP was approved. Mr. McMullen was provided the opportunity to earn a long-term incentive payout equal to 60% at threshold, 125% at target and 200% at maximum, of his annual base salary in effect at the time the LTIP was approved. These levels of incentive opportunity provided under the 2014-2015 LTIP are the same as those provided under the 2013-2014 LTIP and determined by the Committee to be market competitive. Mr. DeSantis became employed by the Company on June 9, 2014, at which time the Committee determined that Mr. DeSantis would be provided with opportunities to earn a 2014-2015 LTIP payout equal to 25% at threshold, 50% at target and 100% at maximum, of his base salary in effect for fiscal year 2014. These levels were consistent with changes adopted by the Committee in 2014 to the overall executive compensation program described above under “Compensation Discussion and Analysis — Administration, Oversight and Determination of Named Executive Officer Compensation — Assessment of Executive Compensation Program and Pay Practices”. The LTIP opportunities for Mr. DeSantis were determined by the Committee at the time Mr. DeSantis was appointed to be necessary to both attract and retain him as a Company officer. Due to their respective retirements from the Company during 2014, Messrs. Hicks and Hohman will be eligible for pro-rated payments of their 2014-2015 LTIP award opportunities based on actual performance and their time in office during the performance period.

The entire opportunity under the 2014-2015 Long-Term Incentive Program was again denominated in performance shares in order to strengthen the alignment of the executives with the interests of the Company’s shareholders in increasing long-term shareholder value. The number of performance shares available to each of the participating Named Executive Officers at threshold, target and maximum performance was determined by multiplying the threshold, target and maximum incentive opportunity as described above for each participant by his base salary and then dividing that amount by $8.79, which was the average closing price per share for the first 30 trading days of the 2014-2015 performance period. Accordingly, the performance shares which each of the Named Executive Officers is eligible to earn under the 2014-2015 LTIP at the threshold, target or maximum objectives are as follows:

Named Executive Officer	Threshold	Target	Maximum
Kevin M. McMullen	52,491	109,357	174,972
Michael E. Hicks(1)	8,862	17,725	35,449
James J. Hohman(1)	8,164	16,328	32,655
James C. LeMay	8,077	16,155	32,309
Jay T. Austin	6,455	12,910	25,820
Paul F. DeSantis	11,951	23,902	47,804
Michael A. Quinn	6,257	12,514	25,028

(1)	Due to their respective retirements from the Company during 2014, Messrs. Hicks and Hohman will be eligible for pro-rated payments of their 2014-2015 LTIP award opportunities based on actual performance and their time in office during the performance period.

In order to maintain flexibility and to avoid significant shareholder dilution, any performance shares determined in January 2016 to have been earned under the 2014-2015 LTIP will be settled in cash rather than stock. To ensure that the executive assumes the risk of any change in stock price over the two-year performance period, the cash settlement value of any performance shares earned and settled in cash will be determined by multiplying the number of performance shares earned by the 30-day average closing price per share determined ending November 30, 2015.

Restricted Stock Awards

Equity compensation is an important element of the Company’s executive compensation program. A service-based equity vehicle such as restricted stock provides a direct link between the interests of the Company’s executives and the Company’s shareholders. In recent years, equity awards to the Company’s Named Executive Officers have consisted of restricted stock awards, which do not vest until the third anniversary of the grant date, subject to the Named Executive Officer’s continuous service with us on such date. The Committee believes these awards are key to retaining talent critical to the Company’s success while at the same time providing compensation that aligns the executives’ interests with the interests of the Company’s shareholders by increasing the Named Executive Officers’ share ownership. This share ownership is further facilitated by the LTIP program, which provides the Named Executive Officers with the funds to hold onto restricted stock awards once the applicable restriction periods have lapsed.

The Committee considers restricted stock awards for the Company’s Named Executive Officers on an annual basis, typically in January, in order to better align and coordinate decisions regarding the various elements of executive compensation, although the Committee retains the discretion to make restricted stock awards at other times subject to the limitations outlined in the last sentence of this paragraph. Restricted stock awards may also be granted at other meetings of the Committee to individuals who become executive officers, are promoted to new executive officer positions or are given increased responsibilities during the year or in recognition of special accomplishments. The

Committee does not grant restricted stock awards to executive officers in anticipation of the release of earnings announcements or other material non-public information likely to result in changes to the price of our common stock.

2014 Service-Based Restricted Stock Awards.    In January 2014, the Committee made its annual award of service-based restricted stock to each of the then-serving Named Executive Officers. Mr. McMullen recommended to the Committee a restricted stock award for each of the then-serving Named Executive Officers other than himself. Consistent with prior years, the size of the recommended award for each of the Named Executive Officers (other than Mr. McMullen) was determined by calculating approximately 30% of the executive’s base salary and dividing it by the 30-day average closing price per share through the day prior to the date upon which the Committee awarded the restricted stock and then, where appropriate, adjusting the award based on factors such as individual performance and retention concerns. With respect to Mr. McMullen, the Committee targeted a value for Mr. McMullen’s restricted stock award equal to 100% of his base salary. All shares of restricted stock awarded in January 2014 will vest on the third anniversary of the grant date, thus also providing a retention incentive for the executives to whom the shares are awarded. The terms of the restricted stock awards also provide that, during the restriction period, the Named Executive Officer will have the right to vote the shares.

In connection with his appointment to the Company in June 2014, Mr. DeSantis was granted an initial award of 25,000 shares of restricted stock. The number of shares granted to Mr. DeSantis was determined based on a market assessment of competitive compensation. The shares of restricted stock granted to Mr. DeSantis vest on the third anniversary of the grant date, subject to his continued employment with the Company on such date.

The following table shows the number of shares of restricted stock awarded to each of the Named Executive Officers during fiscal 2014:

Named Executive Officer	Restricted Stock Award (#)
Kevin M. McMullen	85,600
Michael E. Hicks	6,500
James J. Hohman	6,000
James C. LeMay	11,900
Jay T. Austin	9,500
Paul F. DeSantis	25,000
Michael A. Quinn	9,200

The 30-day average closing price per share prior to the grant date, which served as the guide for determining the number of shares to be awarded to each of the Named Executive Officers (other than Mr. DeSantis), was $8.98. With the exception of Mr. DeSantis, all of the shares included in the table above were awarded on January 22, 2014, on which date the closing price per share was $9.49. For Mr. DeSantis, the shares included in the table above represent the number of shares that were awarded to him in connection with his being hired by the Company, which was based on a market assessment of competitive compensation rather than the formula described above for the other Named Executive Officers. Due to their retirements from the Company during 2014, Messrs. Hicks and Hohman have vested in their restricted stock awards described above as of the respective dates of such retirements. The restricted stock awards shown in this table are reflected in the 2014 Summary Compensation Table and 2014 Grants of Plan-Based Awards Table further below in this Proxy Statement.

Sign-On Bonus

From time to time, the Committee may utilize sign-on cash bonuses to recruit, retain and motivate highly qualified executives for the Company whom the Committee views as vital to promote the interests of OMNOVA’s shareholders by helping to create shareholder value. During fiscal year 2014, the Committee authorized a $45,000 sign-on cash bonus for Mr. DeSantis. One-third of this bonus was paid to Mr. DeSantis on his start date, with the remaining portion of the bonus to be paid in two equal installments on the first and second anniversaries of his start date. Any installment of the sign-on bonus which has been paid to Mr. DeSantis will be repayable by him if he voluntarily leaves the Company within twelve months of any payment. The Committee determined the amount of this sign-on bonus to be necessary and appropriate to attract Mr. DeSantis as a Company officer. The portion of the sign-on bonus earned by Mr. DeSantis in 2014 is reflected in the 2014 Summary Compensation Table under the “Bonus” column.

Employee Benefits

The Named Executive Officers are eligible to participate in various employee benefit plans and programs generally available to salaried employees. These various employee benefits are provided as one element of the Company’s executive compensation program to ensure that the program remains sufficiently competitive to attract, retain and motivate highly qualified executive officers and other employees.

Health and Welfare Benefits.    The Named Executive Officers participate in various health and welfare benefit programs generally available to all salaried employees, including medical, dental and company provided life insurance. Company provided life insurance for each of the Named Executive Officers includes a $100,000 term life policy. Mr. McMullen also has an individual life insurance policy in the amount of $4 million for which the Company pays the premiums pursuant to the terms of his Employment Agreement.

The Named Executive Officers also participate in the Supplemental Long-Term Disability Plan, which is referred to in this report as the Supplemental LTD plan. The Supplemental LTD plan is available to all salaried employees participating in the Company’s Executive Incentive Compensation Program. The purpose of the plan is to replace a reasonable amount of an executive officer’s income upon disability in excess of payments provided pursuant to the long-term disability program offered to all salaried employees and paid for entirely by employees electing to participate. The Supplemental LTD plan acts as a supplement to the underlying plan by making up the difference between the benefits provided by the underlying plan and the amount of benefits equal to two-thirds of the employee’s base salary plus annual incentive bonus paid during the year prior to the qualifying disability, up to a maximum of $8,000 per month. There is no additional cost to eligible employees to participate in the Supplemental LTD plan.

Retirement Benefits.    Certain of the Named Executive Officers participate in the following tax-qualified retirement benefit plans: the OMNOVA Solutions Inc. Consolidated Pension Plan, which is referred to in this report as the Pension Plan; and the OMNOVA Solutions Inc. Retirement Savings Plan, which is referred to in this report as the Retirement Savings Plan.

The Pension Plan is a qualified defined benefit pension plan in which all full-time U.S.-based salaried and non-union hourly employees hired prior to December 1, 2004 participate. Salaried and non-union hourly employees hired on or after December 1, 2004 are not eligible to participate in the Pension Plan. Effective June 1, 2009, the Pension Plan was frozen for all salaried and non-union hourly employees, meaning that there have been no further accruals of benefits under this plan for any participants since this date. Each of the Named Executive Officers (other than Messrs. Austin, DeSantis and Quinn, who were hired after the plan was closed to new participants) is a participant in and accrued a benefit under this plan until June 1, 2009. For more information about the terms of this plan and the Named Executive Officers’ accrued benefits, see the Pension Benefits Table and the accompanying narrative further below in this Proxy Statement.

The Retirement Savings Plan is a qualified defined contribution plan under Section 401(k) of the Internal Revenue Code in which all full-time U.S.-based employees are eligible to participate, including the Named Executive Officers. Participants may make pre-tax contributions to the Retirement Savings Plan up to the applicable statutory limit. Participants accrue earnings on contributions based on the performance of various investment funds available within the Retirement Savings Plan. During 2014, salaried and non-union hourly participants received Company matching contributions at the rate of 100% of the first 1% of employee contributions plus 50% of the next 5% of employee contributions, for a maximum potential Company match of 3.5% of eligible compensation. Matching contributions available to union employees are determined by the terms of their collective bargaining agreement. The Company’s matching contributions made under the Retirement Savings Plan for the Named Executive Officers during fiscal year 2014 are included in the “All Other Compensation” column of the 2014 Summary Compensation Table further below in this Proxy Statement.

Benefits Restoration Plans.    Certain of the Named Executive Officers also participate in certain excess benefit plans which relate to the Pension Plan and the Retirement Savings Plan. These plans are referred to jointly in this report as the Benefits Restoration Plans. The Benefits Restoration Plans are unfunded, nonqualified plans available to any employee who qualifies for a benefit under either the Pension Plan or the Retirement Savings Plan and who incurs a reduction in such benefit as a result of Internal Revenue Code limitations on contributions to and payments of benefits from such plans. The purpose of the Benefits Restoration Plans is to restore the Pension Plan and Retirement Savings Plan benefits which eligible employees and their beneficiaries would otherwise lose as a result of Internal Revenue Code limitations on contributions to and payment of benefits from, tax-qualified pension and 401(k) savings plans. By restoring these benefits, the Benefits Restoration Plans permit the total benefits to be provided to such eligible employees on the same basis as benefits are provided to all other employees under the Pension Plan and Retirement Savings Plan. The Pension Benefits Restoration Plan was frozen at the same time that the underlying Pension Plan was frozen for salaried employees. Accordingly, there have been no further accruals of pension benefits under the Pension Benefits Restoration Plan since June 1, 2009.

Executive Perquisites.    The Company’s Named Executive Officers are also provided with certain executive perquisites, as described below. While the Committee does not consider these perquisites to be a significant component of executive compensation, it recognizes that such perquisites may be an important factor in attracting and retaining highly qualified executives.

In connection with their appointment to the Company and relocation to corporate headquarters, certain relocation assistance benefits were provided to Messrs. DeSantis and Quinn in 2014 pursuant to the Company’s usual relocation policies and procedures. Any relocation expenses paid or reimbursed by the Company are required to be repaid in full if either Mr. DeSantis or Mr. Quinn leaves the Company within twenty-four months of his respective date of hire.

Attributed costs of these perquisites for the Named Executive Officers during fiscal year 2014 are included in the “All Other Compensation” column of the 2014 Summary Compensation Table further below in this Proxy Statement.

Club Memberships.    The Company pays or reimburses initiation fees and monthly dues for a private club for a limited number of executive officers. The membership is intended to be used primarily for business purposes, although executive officers may use the club for personal purposes. Executive officers are required to pay all costs related to their personal use of the club. This perquisite is offered to encourage executive officers to entertain business colleagues and customers, engage in social interaction with peers from other companies, local leadership and the community, and hold business meetings at offsite locations. During 2014, this benefit was provided only to Messrs. McMullen and Hohman.

Financial Planning, Tax Preparation and Estate Planning.    The Company pays or reimburses its executive officers for certain financial, estate and tax planning and tax preparation fees and expenses. The Company has made arrangements with The Ayco Company, L.P. to provide these services to its executive officers. If an executive officer elects to participate in this program, the Company pays the annual retainer and any fees incurred for services to the executive during the year. This perquisite is offered to assist executive officers in obtaining high-quality financial counseling and to enable them to concentrate on business matters rather than on personal financial planning.

Executive Physicals.    The Company pays for annual physicals and related tests and examinations, and any necessary travel vaccinations, for each of the Company’s executive officers. This perquisite is offered as part of an overall philosophy of encouraging preventive medicine to promptly identify and address medical issues and to preserve the Company’s investment in its executive officers by encouraging executive officers to maintain healthy lifestyles and be proactive in addressing actual or potential health issues.

Severance and Change in Control Benefits.    Recognizing that providing severance compensation for a period of time following job loss is necessary when recruiting executive talent, and that the period of time required to find suitable employment is longer for executives than for other positions, the Committee has adopted the OMNOVA Solutions Corporate Officers’ Severance Plan. Each of the Named Executive Officers other than Mr. McMullen is eligible for the benefits of this plan. The plan provides for the payment of severance benefits to eligible officers of the Company in the case of involuntary termination of the officer’s employment, other than in the event of a termination for cause. The severance benefits available include 12 months of salary continuation; payment of a bonus (payable at the time such bonuses are normally payable) prorated to reflect that portion of the fiscal year completed at the time of termination and calculated using the actual attainment of performance objectives for such fiscal year; 12 months of medical, dental and life insurance benefit continuation; and outplacement assistance. In order to receive any severance benefits under the plan, the eligible Named Executive Officer must execute a settlement agreement and release.

The Company is party to an employment agreement with Mr. McMullen that provides that Mr. McMullen will be eligible for severance benefits if the Company terminates his employment other than for cause prior to age 65 or if Mr. McMullen elects to terminate his employment due to the Board’s decision to remove him as Chairman or Chief Executive Officer, or to reduce his base pay or eligibility for incentive pay. Severance benefits available to Mr. McMullen include:

•

termination pay in an amount equal to two times the sum of (1) base annual salary and (2) the higher of his base annual salary or the highest year-end bonus which he received in the previous three fiscal years;

•	accelerated vesting of all unvested stock options and continued exercisability of all options and vesting of restricted shares for the remainder of their respective terms;

•

payment of any unpaid LTIP awards for completed performance periods and a prorated LTIP payout for any performance period not yet completed at the time of termination, calculated using the greater of target or actual performance for that portion of the performance period which has not been completed at the time of termination;

•	continuation of health, life insurance and financial counseling benefits for 24 months; and

•	outplacement assistance.

The Company was also a party during 2014 to change in control agreements with Messrs. McMullen, Hicks, Hohman and LeMay. The change in control agreements are designed to attract, retain and motivate executive officers, provide for stability and continuity of management in the event of any actual or threatened change in control, encourage executive officers to remain in service after a change in control and ensure that executive officers are able to devote their entire attention to maximizing shareholder value in the event of a change in control. The change in control agreements provide for a severance payment in an amount equal to the executive officer’s base salary plus annual bonus multiplied by a factor of three if, within two years after a change in control, the executive’s employment is terminated (1) by the Company for any reason other than death, disability or cause, or (2) by the officer following the occurrence of one or more adverse events enumerated in the agreement. The agreements also provide for payment of long-term incentive awards under the Long-Term Incentive Program, continuation of health and life insurance benefits for 36 months, payment of any excise taxes (and an additional amount so that the executive receives the same after-tax compensation that he would have received but for the application of such excise taxes), financial counseling, outplacement and accounting fees and costs of legal representation if required to enforce the agreement. With respect to Messrs. Hicks, Hohman and LeMay, if they had become, or become, as applicable, eligible for severance benefits under their change in control agreements, they would not have been, or are not, as applicable, eligible for severance benefits under the Corporate Officers Severance Plan.

Mr. McMullen’s change in control agreement includes a requirement that any amount which may become payable under the change in control agreement be offset by any amount which may be paid under his employment agreement as a result of termination of employment. Mr. McMullen’s change in control agreement also provides that (1) for purposes of calculating the severance payment, bonus is defined as not less than 125% of base salary at the highest rate in effect at any time prior to the time Mr. McMullen’s employment terminates, and (2) he may terminate his employment for any reason, or without reason, during the 60-day period immediately following the date six months after the occurrence of a change in control, with the right to compensation under his agreement. The change in control agreements renew annually unless terminated pursuant to their provisions.

Additional information regarding the severance program, the change in control agreements and benefits payable under such plans is included in the “Potential Payments upon Termination or Change of Control” table and the related narrative descriptions further below in this Proxy Statement.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2014.

By: The Compensation and Corporate Governance Committee of the Board of Directors:

Michael J. Merriman, Chairman

David J. D’Antoni

Larry B. Porcellato

William R. Seelbach

2014 SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for the Company’s Named Executive Officers for fiscal years 2014, 2013 and, 2012.

Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Kevin M. McMullen	2014	$769,000	$0	$1,850,142	$0	$408,819	$60,074	$3,088,035
Chairman, Chief Executive	2013	$750,000	$0	$1,820,870	$294,750	$0	$104,224	$2,969,844
Officer and President	2012	$776,596	$0	$1,898,962	$1,448,575	$506,955	$75,638	$4,706,726

Paul F. DeSantis	2014	$202,019	$15,000	$472,393	$0	$0	$63,779	$753,191
Chief Financial Officer

Michael E. Hicks	2014	$227,708	$0	$229,895	$0	$10,613	$11,938	$480,154
Former Senior Vice	2013	$380,000	$0	$287,227	$112,100	$0	$26,849	$806,176
President and Chief Financial Officer	2012	$392,500	$0	$299,205	$448,607	$429,386	$18,803	$1,588,501

James J. Hohman	2014	$324,300	$0	$211,893	$0	$55,934	$14,164	$606,291
Former Vice President;	2013	$350,000	$0	$264,139	$67,200	$0	$23,912	$705,251
Former President, Performance Chemicals	2012	$362,046	$0	$275,807	$375,311	$192,908	$18,918	$1,224,990

James C. LeMay	2014	$355,000	$0	$266,242	$0	$198,336	$16,048	$835,626
Senior Vice President,	2013	$343,000	$0	$258,773	$101,185	$0	$24,268	$727,226
Corporate Development;	2012	$354,354	$0	$270,050	$404,985	$234,705	$17,144	$1,281,238
General Counsel

Jay T. Austin	2014	$283,700	$0	$212,671	$0	$0	$12,936	$509,307
Vice President, Global	2013	$276,800	$0	$209,149	$81,656	$0	$17,609	$585,214
Sourcing and Logistics	2012	$274,671	$0	$218,111	$327,763	$0	$14,577	$835,122

Michael A. Quinn	2014	$275,000	$0	$206,066	$0	$0	$50,906	$531,972
Senior Vice President and Chief Human Resources Officer

(1)	Included in the salary reported in this column for 2014 for each Named Executive Officer are the following amounts deferred for 2014 under the Retirement Savings Benefits Restoration Plan: Mr. McMullen, $48,225; Mr. Hicks, $4,609; Mr. DeSantis, $0; Mr. Hohman, $9,968; Mr. LeMay, $11,771; Mr. Austin, $9,444; and Mr. Quinn, $0. These amounts for 2014 are also reported in the “Executive Contributions in Last Fiscal Year” column of the 2014 Nonqualified Deferred Compensation Table further below in this Proxy Statement.

(2)	The amount reported for Mr. DeSantis represents the portion of the cash-based sign-on bonus provided to him in connection with his appointment as an executive officer which was earned by him in 2014.

(3)	The amounts reported in this column for 2014 represent the aggregate grant date fair value, computed in accordance with Financial Accounting Services Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), of (A) service-based restricted shares awarded during the year to each of the Named Executive Officers and (B) performance shares awarded during the year to each of the Named Executive Officers based on the probable outcome of the applicable performance conditions, disregarding, in each case, possible forfeitures.

The amounts reported in this column do not necessarily represent a realized financial benefit for the Named Executive Officers because service-based restricted shares may not vest (and may be forfeited) and the performance shares may be forfeited, may not be earned or may be earned at different amounts. In addition, the financial benefit, if any, that may be realized will depend on the future share price at such time, if ever, that the restricted shares vest and/or the performance shares are earned. The assumptions made in valuing the restricted stock awards reported in this column are described in Note Q of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2014. No restricted shares were forfeited by the Named Executive Officers during the 2014 fiscal year.

The value of the performance shares reported in this column for 2014 reflects the grant date fair value of the target number of performance shares awarded to each of the Named Executive Officers, which was the performance the Company believed was the most likely to be achieved under the 2014-2015 LTIP on the grant date. The grant date fair value is calculated by multiplying the target number of shares by the closing price per share of common stock on the date the performance shares were awarded. If the maximum number of performance shares granted under the 2014-2015 LTIP are earned, the grant date fair value of such maximum number of shares would be as follows: Mr. McMullen, $1,660,484; Mr. Hicks, $336,411; Mr. DeSantis, $461,787; Mr. Hohman, $309,896; Mr. LeMay, $306,612; Mr. Austin, $245,032; and Mr. Quinn, $237,516.

For additional information regarding the restricted shares granted to the Named Executive Officers and the performance shares that the Named Executive Officers are eligible to earn, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Equity Awards” and “Compensation Discussion and Analysis — Elements of Executive Compensation — Long-Term Incentive Program” above in this Proxy Statement. Restricted stock and performance shares awarded in fiscal 2014 are also included in the 2014 Grants of Plan-Based Awards Table further below in this Proxy Statement.

(4)	No amounts are reported for 2014 because none of the Named Executive Officers earned a payout under the Executive Incentive Compensation Program for fiscal year 2014. For additional information regarding the 2014 EICP, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive Opportunity — 2014 EICP” above in this Proxy Statement.

(5)	The Company’s pension benefits for salaried and non-union hourly employees were frozen as of June 1, 2009, and since that date none of the participating Named Executive Officers has accrued any additional benefits. The amounts in this column for 2014 represent the year over year change in the current or present value of amounts to be paid in the future under the Company’s pension plans at normal retirement age for each Named Executive Officer. The increase or decrease in the present value of pension benefits reported does not reflect any change in benefit formulas or the amount of actual cash payments to be made under the plan. The actual cash payout is frozen and will not change. These amounts are calculated in accordance with the regulations of the Securities and Exchange Commission, using the same assumptions as used for financial reporting purposes under FASB ASC Topic 715. This annual calculation may result in an increase or decrease in the present value of the future retirement benefits; however, in accordance with SEC regulations, only increases in present value are shown in the table and any reduction in present value is shown as $0.

Since plan benefits are frozen and the interest rate used to calculate the present value of the future cash payments (referred to as the discount rate) decreased from 4.81% in 2013 to 4.09% in 2014, the present value of accrued benefits under the pension plans in 2014 increased for participating Named Executive Officers. Messrs. DeSantis, Austin and Quinn were hired after the plan was closed to new participants on December 1, 2004 and thus are not participants in the Company’s pension plans and, as such, the change in the annual actuarial present value of pension benefits is reported as $0 for them.

None of the Named Executive Officers has received above market or preferential earnings on deferred compensation.

(6)	The following table describes each component of the “All Other Compensation” column in the 2014 Summary Compensation Table for 2014:

Name	Company Contributions to Defined Contribution Plans(a)	Company Paid Life Insurance(b)	Perquisites(c)	Total “All Other Compensation”
K. M. McMullen	$37,231	$10,801	$12,042	$60,074
M. E. Hicks	$11,788	$150	$0	$11,938
P. F. DeSantis	$7,596	$64	$56,119	$63,779
J. J. Hohman	$13,461	$703	$0	$14,164
J. C. LeMay	$15,790	$258	$0	$16,048
J. T. Austin	$12,678	$258	$0	$12,936
M. A. Quinn	$9,625	$138	$41,143	$50,906

(a) Includes Company contributions to the executive’s account in the OMNOVA Solutions Retirement Savings Plan (which provides that the Company will match 100% of the first 1% and 50% of the next 5% of contributions to the plan by eligible salaried employees) and to the executive’s account in the Retirement Savings Benefits Restoration Plan, a nonfunded plan which includes amounts not eligible for inclusion in the OMNOVA Solutions Retirement Savings Plan due to limitations imposed by the Internal Revenue Code on contributions to and includable compensation under qualified plans.

(b) Represents, for Mr. McMullen, fees of $10,801 paid by the Company for a $4 million life insurance policy on Mr. McMullen, pursuant to the terms of his Employment Agreement, and for the other Named Executive Officers, 100% of the cost of life insurance premiums paid by the Company for their benefit.

(c) No Named Executive Officer received any single executive perquisite that exceeded the greater of (i) $25,000 and (ii) 10% of the total amount of all executive perquisites received by the Named Executive Officer, except that Messrs. DeSantis and Quinn received $56,119 and $41,143 in relocation benefits, respectively, and the Company paid or reimbursed Mr. McMullen for private club dues, financial planning, tax preparation and estate planning services.

2014 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information with regard to non-equity and equity incentive plan awards, as well as all other stock awards, granted to the Named Executive Officers during the 2014 fiscal year.

Name		Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
K. M. McMullen	EICP(1)	—	$256,333	$769,000	$1,153,500	—	—	—	—	—
	LTIP(2)	1/22/14	—	—	—	52,491	109,357	174,972	—	$1,037,798
	EPIP(3)	1/22/14	—	—	—	—	—	—	85,600	$812,344

M. E. Hicks	EICP(1)	—	$97,375	$292,125	$389,500	—	—	—	—	—
	LTIP(2)	1/22/14	—	—	—	8,862	17,725	35,449	—	$168,210
	EPIP(3)	1/22/14	—	—	—	—	—	—	6,500	$61,685

P.F. DeSantis	LTIP(2)	6/17/14	—	—	—	11,951	23,902	47,804	—	$230,893
	EPIP(3)	6/17/14	—	—	—	—	—	—	25,000	$241,500

J. J. Hohman	EICP(1)	—	$89,700	$269,100	$358,800	—	—	—	—	—
	LTIP(2)	1/22/14	—	—	—	8,164	16,328	32,655	—	$154,953
	EPIP(3)	1/22/14	—	—	—	—	—	—	6,000	$56,940

J. C. LeMay	EICP(1)	—	$88,750	$266,250	$355,000	—	—	—	—	—
	LTIP(2)	1/22/14	—	—	—	8,077	16,155	32,309	—	$153,311
	EPIP(3)	1/22/14	—	—	—	—	—	—	11,900	$112,931

J. T. Austin	EICP(1)	—	$70,925	$212,775	$283,700	—	—	—	—	—
	LTIP(2)	1/22/14	—	—	—	6,455	12,910	25,820	—	$122,516
	EPIP(3)	1/22/14	—	—	—	—	—	—	9,500	$90,155

M. A. Quinn	EICP(1)	—	$68,750	$206,250	$275,000	—	—	—	—	—
	LTIP(2)	1/22/14	—	—	—	6,257	12,514	25,028	—	$118,758
	EPIP(3)	1/22/14	—	—	—	—	—	—	9,200	$87,308

(1)	EICP refers to the Company’s annual incentive program, the Executive Incentive Compensation Program. These amounts represent estimated payouts under the 2014 EICP at threshold, target and maximum were calculated for each Named Executive Officer other than Messrs. McMullen and DeSantis based on 25%, 75% and 100% of base salary in effect on December 2, 2013. For Mr. McMullen, estimated payouts at threshold, target and maximum were calculated based on 33.3%, 100% and 150% of base salary in effect on December 2, 2013. Mr. DeSantis did not participate in the 2014 EICP. Because threshold performance was not achieved for the 2014 EICP, no amounts are included in the 2014 Summary Compensation Table above as payouts earned for 2014, as further discussed in “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive Opportunity — 2014 EICP” above in this Proxy Statement.

(2)	LTIP refers to the Company’s 2014-2015 Long-Term Incentive Program. On January 22, 2014, the Compensation and Corporate Governance Committee of the Company’s Board of Directors awarded each of the Named Executive Officers (other than Messrs. McMullen and DeSantis) the opportunity to earn a long-term incentive payout equal to 20% at threshold, 40% at target and 80% at maximum, of his annual base salary in effect at the time the LTIP was approved. Mr. McMullen was awarded the opportunity to earn a long-term incentive payout equal to 60% at threshold, 125% at target and 200% at maximum, of his annual base salary in effect at the time the LTIP was approved. In connection with his appointment to the Company in June 2014, Mr. DeSantis was awarded the opportunity to earn a long-term incentive payout equal to 25% at threshold, 50% at target and 100% at maximum, of his annual base salary for 2014. Consistent with prior years, the Committee determined to denominate the entire opportunity under the 2014-2015 Long-Term Incentive Program in performance shares, with each performance share representing the right to receive one share of common stock of OMNOVA upon achievement of specified objectives. The number of performance shares available to each of the Named Executive Officers at threshold, target and maximum performance was determined by multiplying the threshold, target and maximum incentive opportunity for each participant by his base salary and then dividing that amount by $8.79, which was the average closing price per share for the first 30 trading days of the 2014-2015 performance period. The 2014-2015 Long-Term Incentive Plan is discussed further in “Compensation Discussion and Analysis — Elements of Executive Compensation — Long-Term Incentive Program — 2013 – 2014 LTIP” above in this Proxy Statement. The grant date fair value of the performance share awards is included in the “Stock Awards” column of the 2014 Summary Compensation Table above in this Proxy Statement. The market value of the performance shares at November 30, 2014, assuming a target payout, is set forth in the 2014 Outstanding Equity Awards at Fiscal Year End Table further below in this Proxy Statement.

(3)

EPIP refers to the Company’s Third Amended and Restated 1999 Equity and Performance Incentive Plan. On January 22, 2014, the Compensation and Corporate Governance Committee of OMNOVA’s Board of Directors awarded each then-serving Named Executive Officer the number of shares of restricted stock indicated in the foregoing table. On June 17, 2014, Mr. DeSantis was awarded a grant of 25,000 shares of restricted stock in connection with his appointment as an officer of the Company. The grant date fair value of these awards is calculated by multiplying the number of shares awarded to each Named Executive Officer by the closing price per share of OMNOVA common stock on the date the shares were awarded. All restricted stock awards will vest in full on the third anniversary of the grant date, provided that the executive remains employed by the Company on that date. If the executive’s employment terminates by reason of his death, disability or retirement prior to the vesting date, vesting of all shares will be accelerated (as was the case for Messrs. Hicks and Hohman due to their retirement from the Company during 2014). The agreements pursuant to which the restricted shares were awarded also provide the executive with the right to vote the shares and to receive dividends declared, if any, prior to the vesting date. These restricted stock awards are discussed further in “Compensation Discussion and Analysis — Elements of Executive Compensation — Equity Awards” above in this Proxy Statement.

The elements of executive compensation included in each Named Executive Officer’s total compensation as reported in the 2014 Summary Compensation Table and the compensation programs under which the grants described in the Grants of Plan Based Awards Table were made, including the material terms of these programs and awards, are described in the “Compensation Discussion and Analysis” above in this Proxy Statement.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END TABLE

The following table sets forth information regarding stock awards held by the Named Executive Officers as of November 30, 2014.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Other Rights That Have Not Vested(4) ($)
K. M. McMullen	351,300	$2,346,684	109,357	$730,505
M. E. Hicks	—	—	5,123	$34,222
P. F. DeSantis	25,000	$167,000	23,902	$159,665
J. J. Hohman	—	—	7,314	$48,858
J. C. LeMay	48,300	$322,644	16,155	$107,915
J. T. Austin	38,950	$260,186	12,910	$86,239
M. A. Quinn	34,200	$228,456	12,514	$83,594

(1)	Includes unvested shares of restricted stock granted to the Named Executive Officers. The following are the number of shares that will vest for each Named Executive Officer on (unless otherwise indicated) January 18, 2015, January 23, 2016 and January 22, 2017, respectively, in each case the third anniversary of the grant date: Mr. McMullen, 162,000, 103,700 and 85,600 shares; Mr. Hicks, 0 shares; Mr. DeSantis, 25,000 shares (June 17, 2017); Mr. Hohman, 0 shares; Mr. LeMay, 22,200, 14,200 and 11,900 shares; Mr. Austin, 17,950, 11,500 and 9,500 shares; and Mr. Quinn, 25,000 (November 12, 2016) and 9,200 shares (January 22, 2017).

(2)	Market value calculated by multiplying the number of unvested shares of restricted stock held by each Named Executive Officer by $6.68, the closing price per share of OMNOVA common stock on November 28, 2014, the last trading day of OMNOVA’s 2014 fiscal year.

(3)	Reflects the target number of performance shares that each Named Executive Officer is eligible to earn under the 2014-2015 Long-Term Incentive Program. In the case of Messrs. Hicks and Hohman, these amounts have been pro-rated to reflect their period of service during the 2014-2015 performance period.

(4)	Market value of performance shares is calculated by multiplying the target number of shares each Named Executive Officer is eligible to earn under the 2014-2015 Long-Term Incentive Program by $6.68, the closing price per share of OMNOVA common stock on November 28, 2014, the last trading day prior to the Company’s fiscal year end of November 30, 2014.

2014 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding stock options exercised by, restricted shares that vested for, and performance shares earned by the Named Executive Officers during the 2014 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
K. M. McMullen	50,000	$159,500	117,937	$
M. E. Hicks	0	$0	72,958	$
P. F. DeSantis	0	$0	0	$
J. J. Hohman	0	$0	62,530	$
J. C. LeMay	0	$0	24,183	$
J. T. Austin	0	$0	22,239	$
M. A. Quinn	0	$0	2,804	$

(1)	Represents the value realized by Mr. McMullen upon the exercise of 50,000 stock options. The value realized is calculated by multiplying the number of shares for which the stock options were exercised by the difference between the closing price per share of $9.09 on January 29, 2014 and the $5.90 exercise price for the stock options.

(2)	Includes restricted shares which vested during fiscal year 2014 and performance shares earned under the 2013-2014 LTIP.

(3)	Represents the value realized by the Named Executive Officers upon the vesting of the reported restricted shares based on the applicable vesting date share prices, and the earning of performance shares that were converted into a cash amount as described above.

2014 PENSION BENEFITS TABLE

The following table sets forth the actuarial present value of the benefits accumulated by each of the Named Executive Officers under the OMNOVA Solutions Consolidated Pension Plan and the OMNOVA Solutions Pension Benefits Restoration Plan (referred to as the Consolidated Pension Plan and the Benefits Restoration Plan, respectively).

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
K. M. McMullen	Consolidated Pension Plan	12.75	$473,074	$0
	Benefits Restoration Plan	12.75	$1,409,709	$0
M. E. Hicks	Consolidated Pension Plan	31.25	$906,146	$0
	Benefits Restoration Plan	31.25	$463,663	$0
P. F. DeSantis	Consolidated Pension Plan	0	$0	$0
	Benefits Restoration Plan	0	$0	$0
J. J. Hohman	Consolidated Pension Plan	13.17	$665,321	$3,694
	Benefits Restoration Plan	13.17	$442,960	$0
J. C. LeMay	Consolidated Pension Plan	19.00	$674,801	$0
	Benefits Restoration Plan	19.00	$328,371	$0
J. T. Austin	Consolidated Pension Plan	0	$0	$0
	Benefits Restoration Plan	0	$0	$0
M. A. Quinn	Consolidated Pension Plan	0	$0	$0
	Benefits Restoration Plan	0	$0	$0

The OMNOVA Solutions Consolidated Pension Plan is a qualified defined benefit pension plan in which all full-time U.S.-based salaried and non-union hourly employees hired prior to December 1, 2004 were eligible to participate. Messrs. DeSantis, Austin and Quinn were hired after the Consolidated Pension Plan was closed to new participants on December 1, 2004 and thus are not participants in the Company’s Consolidated Pension. Effective June 1, 2009, participation in the Consolidated Pension Plan was frozen for all salaried and non-union hourly employees, meaning that since that date there have been no further accruals of benefits under this plan for any participant, including the participating Named Executive Officers.

The Consolidated Pension Plan provides for a benefit for salaried employees, including the participating Named Executive Officers, (A) for years of service prior to December 1, 2004 of (i) 1.125% of average compensation up to the average Social Security wage base (“ASSWB”) plus 1.5% of average compensation in excess of the ASSWB multiplied by the total of such years of service up to 35 years and (ii) 1.5% of average compensation multiplied by the total years of service in excess of 35 years, and (B) for each year of service after December 1, 2004 (i) prior to attainment of 35 years of service, 1.625% of annual compensation up to the ASSWB plus 2.0% of annual compensation in excess of the ASSWB, and (ii) after attainment of 35 years of service, 2.0% of annual compensation. There are no accruals of benefits for any service on or after June 1, 2009. The plan provides credit for years of service with GenCorp, the Company’s former parent company. Compensation considered under the plan for purposes of computing the benefit to which a participant is entitled includes salary and annual incentive compensation.

The normal form of payment of pension benefits under the plan is a life annuity. However, other payment options are available. A participant who has been married to his or her spouse for at least one year at his or her pension commencement date may elect to receive a joint and survivor annuity consisting of a reduced pension benefit during the participant’s lifetime with 50 percent of that benefit continuing to be paid to the surviving spouse for the remainder of his or her life. Married participants may alternatively elect a reduced pension with the full amount of the reduced pension continuing to be paid to his or her surviving spouse for the remainder of his or her life or a reduced pension with the full amount of the reduced pension continuing to be paid to his or her surviving spouse for a term certain following the participant’s death. In the event of the death of a participant prior to pension commencement, the participant’s surviving spouse would, upon the attainment of age 65, receive a pension benefit equal to 50 percent of the pension benefit that would have been paid to the deceased participant at age 65.

The Pension Benefits Restoration Plan is an unfunded, nonqualified plan available to any employee who qualifies for a benefit under the Consolidated Pension Plan and who incurs a reduction in such benefit as a result of Internal Revenue Code limitations on contributions to and payments of benefits from such plan. The benefit provided by this plan is equal to the amount a participant would have received under the Consolidated Pension Plan but does not because of the limitations imposed by the Internal Revenue Code on pension benefits under qualified plans. By restoring these benefits, the Pension Benefits Restoration Plan permits the total benefits to be provided to such eligible employees on the same basis as benefits are provided to all other employees under the Consolidated Pension Plan. Since June 1, 2009, there have also been no further accruals of benefits under the Pension Benefits Restoration Plan.

The present value of accumulated benefits under both the Consolidated Pension Plan and the Pension Benefits Restoration Plan have been calculated as of the Company’s measurement date of November 30, 2014 using the same assumptions used by the Company for financial reporting purposes under generally accepted accounting principles ASC 715, but using a normal retirement age of 65. These assumptions are described in Note O of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2014.

Of the Named Executive Officers included in the Pension Benefits Table, only Mr. LeMay is currently eligible to retire (Messrs. Hicks and Hohman actually did retire during 2014). The Consolidated Pension Plan provides that a participating salaried employee who has completed ten years of vesting service and has attained his 55th birthday may retire on the first day of any month thereafter and be eligible for an early retirement pension. If Mr. LeMay were to retire and elect to begin receiving his pension benefits prior to the first day of the month following his 65th birthday, the monthly early retirement pension to which he would be entitled would be equal to 1/12 of his accrued annual pension and actuarially reduced in accordance with the plan. Because Mr. Hicks had already attained his 55th birthday at the time of his retirement (and had completed ten years of vesting service), he was able to elect to begin receiving a monthly early retirement pension equal to 1/12 of his accrued annual pension and actuarially reduced in accordance with the plan. Because Mr. Hohman had already attained his 65th birthday at the time of his retirement, he was able to elect to begin receiving his full, unreduced pension benefit at any time.

The OMNOVA Solutions Consolidated Pension Plan and the Pension Benefits Restoration Plan are discussed further in the Company’s Compensation Discussion & Analysis under the captions “Compensation Discussion and Analysis — Elements of Executive Compensation — Employee Benefits — Retirement Benefits” and “Compensation Discussion and Analysis — Elements of Executive Compensation — Employee Benefits — Benefits Restoration Plans” above in this Proxy Statement.

2014 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth the contributions, earnings, withdrawals/distribution and aggregate balances at fiscal year-end for the Named Executive Officers in the Retirement Savings Benefits Restoration Plan.

Name	Executive Contributions in Last FY(1) ($)	Company Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
K. M. McMullen	$48,225	$28,131	$82,017	$0	$1,460,539
M. E. Hicks	$4,609	$2,688	$32,820	$0	$635,709
P. F. DeSantis	$0	$0	$0	$0	$0
J. J. Hohman	$9,968	$4,631	$38,069	$0	$527,873
J. C. LeMay	$11,771	$6,866	$31,680	$0	$367,104
J. T. Austin	$9,444	$3,578	$5,083	$0	$86,302
M. A. Quinn	$0	$0	$0	$0	$0

(1)	Represents employee contributions to the OMNOVA Solutions Retirement Savings Benefits Restoration Plan, an excess benefit plan that is intended to restore the benefits of the OMNOVA Solutions Retirement Savings Plan (the Company’s tax qualified 401(k) savings plan) to employees who would otherwise lose such benefits as a result of Internal Revenue Code limitations on contributions to tax-qualified savings plans, which amounts are included in the 2014 Summary Compensation Table under the “Salary” column.

(2)	Represents the Company’s matching contributions contributed to the Retirement Savings Benefits Restoration Plan, which amounts are included in the 2014 Summary Compensation Table under the “All Other Compensation” column.

(3)	Represents the aggregate investment returns on plan holdings during fiscal 2014 by the Named Executive Officer. None of these amounts are included in the 2014 Summary Compensation Table.

(4)	The following amounts from this column, representing executive contributions and Company contributions, were reported in Summary Compensation Tables under the “Salary” and “All Other Compensation” columns for prior fiscal years: Mr. McMullen, $634,817; Mr. Hicks, $204,973; Mr. DeSantis, $0; Mr. Hohman, $202,021; Mr. LeMay, $158,147; Mr. Austin, $58,880; and Mr. Quinn, $0.

The Retirement Savings Benefits Restoration Plan is an unfunded, nonqualified plan available to any employee who qualifies for a benefit under the OMNOVA Solutions Retirement Savings Plan and who incurs a reduction in such benefit as a result of Internal Revenue Code limitations on contributions to such plan. The purpose of the Benefits Restoration Plan is to restore the Savings Plan benefits which eligible employees and their beneficiaries would otherwise lose as a result of Internal Revenue Code limitations on contributions to tax-qualified 401(k) savings plans. By restoring these benefits, the Retirement Savings Benefits Restoration Plan permits the total benefits to be provided to such eligible employees on the same basis as benefits are provided to all other employees under the Company’s tax-qualified Retirement Savings Plan. The investment options available under the Retirement Savings Benefits Restoration Plan are identical to the investment options available under the Retirement Savings Plan. The Company matched 100% of the first 1% of employee contributions and 50% of the next 5% of employee contributions, up to 6% of eligible compensation, for a total Company match of 3.5% of eligible compensation.

The OMNOVA Solutions Retirement Savings Benefits Restoration Plan is discussed further in “Compensation Discussion and Analysis — Elements of Executive Compensation — Employee Benefits — Benefits Restoration Plans” above in this Proxy Statement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company has entered into certain agreements and maintains certain plans that may require the Company to provide compensation and other benefits to Named Executive Officers of the Company in the event of a termination of employment. Based on a hypothetical termination of employment due to retirement or other voluntary termination (column 1), an involuntary not for cause termination (column 2), an involuntary for cause termination (column 3), change in control termination (column 4), disability termination (column 5) or death (column 6), and in each case, assuming the termination of employment occurs on November 30, 2014 (the last day of the Company’s fiscal year), the following table describes the potential payments upon such termination of employment for each Named Executive Officer (other than Messrs. Hicks and Hohman, who retired during 2014). See below for more information about retirement-related payments in respect of Messrs. Hicks and Hohman.

Name	Retirement or Other Voluntary Termination	Involuntary Not For Cause Termination	Involuntary For Cause Termination	Involuntary or Good Reason Termination (in connection with a Change-in-Control)	Disability Termination	Death
K. M. McMullen
Severance(1)	$373,326	$4,530,406	$0	$5,933,156	$742,406	$742,406
Restricted Shares(2)	$0	$2,346,684	$0	$2,346,684	$2,346,684	$2,346,684
Benefits(3)	$0	$98,992	$0	$219,788	$0	$0
Insurance Proceeds	$0	$0	$0	$0	$0	$4,100,000	(4)
280G Gross-Up	N/A	N/A	N/A	$0	N/A	N/A
Total	$373,326	$6,976,082	$0	$8,499,628	$3,089,090	$7,189,090
P. F. DeSantis
Severance(1)	$0	$420,200	$0	$420,200	$80,669	$80,669
Restricted Shares(2)	$0	$0	$0	$167,000	$167,000	$167,000
Benefits(3)	$0	$106,036	$0	$106,036	$0	$0
Insurance Proceeds	$0	$0	$0	$0	$0	$100,000
280G Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A
Total	$0	$526,236	$0	$693,236	$247,669	$347,669
J. C. LeMay
Severance(1)	$55,926	$410,926	$0	$1,974,199	$110,449	$110,449
Restricted Shares(2)	$322,644	$0	$0	$322,644	$322,644	$322,644
Benefits(3)	$0	$92,996	$0	$136,988	$0	$0
Insurance Proceeds	$0	$0	$0	$0	$0	$100,000
280G Gross-Up	N/A	N/A	N/A	$0	N/A	N/A
Total	$378,570	$503,922	$0	$2,433,831	$433,093	$533,093
J. T. Austin
Severance(1)	$45,132	$328,832	$0	$328,832	$88,703	$88,703
Restricted Shares(2)	$0	$0	$0	$260,186	$260,186	$260,186
Benefits(3)	$0	$78,736	$0	$78,736	$0	$0
Insurance Proceeds	$0	$0	$0	$0	$0	$100,000
280G Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A
Total	$45,132	$407,568	$0	$667,754	$348,889	$448,889
M. A. Quinn
Severance(1)	$21,829	$296,829	$0	$296,829	$64,064	$64,064
Restricted Shares(2)	$0	$0	$0	$228,456	$228,456	$228,456
Benefits(3)	$0	$76,996	$0	$76,996	$0	$0
Insurance Proceeds	$0	$0	$0	$0	$0	$100,000
280G Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A
Total	$21,829	$373,825	$0	$602,281	$292,520	$392,520

(1)	Severance payable upon any voluntary termination of employment (other than retirement, death or disability) includes the Named Executive Officer’s payouts earned for completed performance periods under the Long-Term Incentive Program (“LTIP”) that, for purposes of this table, would include the performance period ending November 30, 2014 under the 2013 – 2014 LTIP (consisting of the cash settlement value of performance shares earned under the 2013 – 2014 LTIP, calculated by multiplying the number of shares earned by the 30-day average closing price per share through January 20, 2015 ($7.76), the day prior to the day on which the Committee certified performance results under the 2013 – 2014 LTIP).

Severance payable upon voluntary termination of employment due to retirement (for those executives eligible to retire as of November 30, 2014) includes: (a) the Named Executive Officer’s payouts earned for the performance period ending November 30, 2014 under the 2014 Executive Incentive Compensation Program; (b) the Named Executive Officer’s payouts earned for completed performance periods under outstanding LTIPs that, for purposes of this table, would include the performance period ending November 30, 2014 under the 2013 – 2014 LTIP (consisting of the cash settlement value of performance shares earned under the 2013 – 2014 LTIP, calculated by multiplying the number of shares earned by the 30-day average closing price per share through January 20, 2015 ($7.76), the day prior to the day on which the Committee certified performance results under the 2013 – 2014 LTIP); and (c) the value of performance shares that the Named Executive Officer is eligible to earn under the 2014 – 2015 LTIP based on actual results at the end of the performance period, calculated by multiplying the 30-day average closing price per share through the last day of the performance period, November 30, 2015, and prorated to reflect the portion of the performance period which has been completed at termination; however, for purposes of this table such amount has been calculated assuming target performance and a cash value per Performance Share equal to $6.75, the trailing 30 day average closing price up to November 28, 2014. As of November 30, 2014, Messrs. McMullen, Austin, DeSantis and Quinn were not eligible to retire. Accordingly, the amount reflected in this column includes only those amounts payable to the executive assuming a voluntary termination of his employment on November 30, 2014.

Severance payable upon an involuntary not for cause termination pursuant to the Corporate Officers’ Severance Plan includes: (a) salary continuation for one year; and (b) the executive’s payouts earned for the performance period ending November 30, 2014 under the 2014 Executive Incentive Compensation Program. In addition, under the Long-Term Incentive Program, the Named Executive Officer is eligible to receive the Named Executive Officer’s payouts earned for completed performance periods under outstanding LTIPs which, for purposes of this table, would include the performance period ending November 30, 2014 under the 2013 – 2014 Long-Term Incentive Program (consisting of the cash settlement value of performance shares earned under the 2013 – 2014 Long Term Incentive Program, calculated by multiplying the number of shares earned by the 30-day average closing price per share through January 20, 2015 ($7.76), the day prior to the day on which the Committee certified performance results under the 2013 – 2014 LTIP). Severance payable to Mr. McMullen pursuant to the terms of his employment agreement upon an involuntary not for cause termination includes the amounts described below under “Other Termination Payments—McMullen Employment Agreement.” (items (a) and (b)).

Severance payable upon an involuntary not for cause termination after a change in control is the same as the immediately preceding paragraph, except for those executive officers with a change in control agreement, as to which severance is described below under “Termination Payments Following a Change in Control” and for Mr. McMullen under his employment agreement, as to which severance is described below under “Other Termination Payments — McMullen Employment Agreement.”

Severance payable upon death or disability includes: (a) the Named Executive Officer’s payouts earned for the performance period ending November 30, 2014 under the 2014 Executive Incentive Compensation Program; (b) the Named Executive Officer’s payouts earned for completed performance periods under outstanding LTIPs that, for purposes of this table, would include the performance period ending November 30, 2014 under the 2013 – 2014 Long-Term Incentive Program (consisting of the cash settlement value of performance shares earned under the 2013 – 2014 LTIP, calculated by multiplying the number of shares earned by the 30-day average closing price per share through January 20, 2015 ($7.76), the day prior to the day on which the Committee certified performance results under the 2013 – 2014 LTIP); and (c) the value of performance shares that the Named Executive Officer is eligible to earn under the 2014 – 2015 Long-Term Incentive Program based on actual results at the end of the performance period, calculated by multiplying the 30-day average closing price per share through the last day of the performance period, November 30, 2015, and prorated to reflect the portion of the performance period which has been completed at termination; however, such amount has been calculated for purposes of this table assuming target performance and a cash value per Performance Share equal to $6.75, the trailing 30 day average closing price up to November 28, 2014.

(2)

This amount reflects the market value of the Named Executive Officer’s unvested restricted shares on November 30, 2014, the assumed date of the triggering event for purposes of this table. Restricted stock agreements provide for acceleration of all unvested shares in the event of retirement, death, disability or change in control. With respect to the column captioned “Retirement or Other Voluntary Termination”, accelerated vesting of restricted shares is only applicable in the case of retirement and not any other voluntary termination of employment. As of November 30, 2014, only Mr. LeMay was eligible to retire and his restricted shares were assumed for purposes of this table to have a value equal to the closing price per share of OMNOVA common stock on November 28, 2014 (the last trading day of the Company’s 2014 fiscal year) of $6.68. Pursuant to Mr. McMullen’s Employment Agreement, in the event that his employment is involuntarily terminated other than for cause, his unvested restricted stock would continue to vest in accordance with the terms of the award. For purposes of this table, the shares of unvested restricted stock held by Mr. McMullen on November 30, 2014 were assumed to have a value equal to the closing price per share of OMNOVA common stock on November 28, 2014 (the last trading day of the Company’s 2014 fiscal year) of $6.68.

(3)	For Messrs. DeSantis, Quinn, Austin and LeMay, benefits under the Corporate Officers’ Severance Plan include the reasonable cost of outplacement services for 12 months (estimated at 20% of the executive’s salary for purposes of this calculation), plus the full cost of Company-provided medical, dental and basic life insurance for one year. In the case of an involuntary not for cause termination under Mr. McMullen’s employment agreement, benefits include the full cost of Company-provided medical, dental and basic life insurance for two years, at an annual cost of $21,996 per year, plus $15,000 for outplacement assistance and $40,000 for financial counseling. Benefits under change in control agreements include, the outplacement services for 12 months at a cost of up to 20% of salary and the full cost of Company-provided medical, dental and basic life insurance at an annual cost of $21,996 per year for three years.

(4)	Includes a $100,000 payment under a group term life policy provided by the Company and a $4,000,000 payment under an individual policy for which the Company pays the premiums.

Termination Payments Following a Change in Control

The Company has entered into change in control agreements with three elected executive officers, two of whom Mr. McMullen and Mr. LeMay, are also Named Executive Officers. The change in control agreements are designed to promote stability and continuity of senior management in the event of any actual or threatened change in control of the Company and to encourage management to remain in service after a change in control. Under these agreements, certain benefits are payable by the Company if a “triggering event” occurs within two years after a Change in Control.

A Triggering Event occurs if within two years after a Change in Control (i) the Company terminates the employment of the executive for any reason other than death, disability or “Cause” or (ii) the executive terminates employment following the occurrence of one or more adverse events: (a) failure to elect or reelect or otherwise maintain the executive in the office or position the executive held immediately prior to a Change in Control, or a substantially equivalent office or position, of or with the Company and/or a subsidiary of the Company, or failure to elect or the removal of the executive as a director of the Company (if the executive was a director immediately prior to the Change in Control); (b) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company; (c) a reduction in the executive’s base salary; (d) a reduction in the executive’s opportunities for incentive pay (including but not limited to a reduction in target bonus percentage or target award opportunity) provided by the Company; (e) the termination or denial of an executive’s rights to benefits or a reduction in the scope or aggregate value; (f) the executive determines that a change in circumstances has occurred following the Change in Control, including without limitation, a change in scope of the business or activities that the executive was responsible for immediately prior to the Change in Control, which has rendered the executive substantially unable to carry out, has substantially hindered the executive’s performance of, or has caused the executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the executive immediately prior to the Change of Control; (g) the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors assume all of the duties and obligations of the Company under the change in control agreement; or (h) the Company relocates its principal executive office, or requires the executive to have his principal location of work changed, to any location that is in excess of thirty miles from the location thereof immediately prior to the Change in Control, or requires the executive to travel away from his office more than fourteen consecutive calendar days or an aggregate of more than ninety calendar days in any consecutive 365 calendar-day period.

A Change in Control occurs if (a) the Company sells or transfers all or substantially all of the Company’s assets to another corporation or entity, (b) the Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon the conclusion of the transaction the shareholders of the Company own less than 51% of the outstanding securities entitled to vote generally in the election of directors or other capital interest of the acquiring corporation or entity, (c) any person or group of persons, acting alone or together with any of its affiliates or associates, acquires beneficial ownership of 20% or more of the outstanding voting securities of the Company, (d) at any time during a period of two years, individuals who were directors of the Company at the beginning of the period no longer constitute a majority of the members of the Board of Directors unless the election, or nomination for election by the Company’s shareholders, of each director who was not a director at the beginning of the period is approved by at least two-thirds of the directors who are in office at the time of the election or nomination and were directors at the beginning of the period, or (e) the Board decides that any particular actual or proposed merger, consolidation, reorganization, sale or transfer of assets, accumulation of shares or tender offer for shares of the Company or other transaction or event or series of transactions or events will, or is likely to, if carried out, result in a Change in Control.

The change in control agreement defines “Cause” as (a) a criminal violation involving fraud, embezzlement or theft in connection with the executive’s duties or in the course of his employment with the Company, (b) intentional wrongful damage to property of the Company, (c) intentional wrongful disclosure of secret processes or confidential information of the Company, or (d) intentional wrongful engagement in any competitive activity.

Within five business days after the occurrence of a Triggering Event, the Company must pay to the executive officers with change in control agreements an amount equal to three times the sum of his or her (a) base salary and (b) an incentive pay amount equal to the greater of (x) the average of the annual bonus paid in any of the preceding three fiscal years and (y) 75% of the maximum bonus opportunity for the current fiscal year, except that, in the case of Mr. McMullen, incentive pay is defined as an amount not less than (i) the average of the annual bonus paid during the preceding three fiscal years, (ii) 75% of the maximum bonus opportunity for the current fiscal year, and (iii) 125% of current base salary. The Company will provide the executive continued health and welfare benefits (including medical, dental and life insurance) that are comparable to or better than those provided to the executive at the time of the Change in Control until the earlier of three years from the date of the Triggering Event and the date the executive becomes eligible to receive comparable or better benefits from a new employer. In addition, the Company has agreed to provide the executive with financial counseling for two years in a manner similar to that provided to the executive prior to the Change in Control and outplacement services for a period of up to one year so long as this cost does not exceed 20% of the executive’s base salary. The change in control agreements renew annually unless terminated pursuant to their provisions.

Under his change in control agreement, Mr. McMullen may terminate his employment for any reason, or without reason, during the 60-day period immediately following the date six months after the occurrence of a Change in Control, with the right to receive the change in control severance compensation.

Under the Third Amended and Restated 1999 Equity and Performance Incentive Plan (including predecessor plans), upon the occurrence of a Change in Control any unvested restricted shares granted to the executive by the Company prior to the Change in Control vest automatically and all restrictions on the transfer of the restricted shares lapse. Additionally, under the terms of the Performance Share Agreements, if an executive’s employment is terminated within two years following a Change in Control either involuntarily (other than for death, disability, retirement or cause) or for good reason under the terms of the executive’s change in control agreement, the executive will be entitled to immediate payment of any performance shares due to him at the time of his termination for any performance period already completed, and a prorated number of performance shares for each performance period which has not been completed at the time of his termination, calculated using the “target” attainment of performance goals. The Company will pay to the executive a cash amount equal to the value of the performance shares earned with each performance share having a value equal to the market value per share on the date of the executive’s termination. Any stock options that the executive has not exercised prior to termination will terminate upon the earlier of (i) 120 days after termination of the executive’s employment and (ii) the expiration of the option.

Each change in control agreement includes a non-compete provision that prohibits the executive, for a period of three years, from engaging in activity that is substantially and directly in competition with the Company. Additionally, payment of the severance compensation under the change in control agreement is conditioned on the officer signing a release of any claims against the Company.

Each change in control agreement provides that to the extent any of the payments to be made to the executive (together with all other payments of cash or property, whether pursuant to the change in control agreement or otherwise) constitutes “excess parachute payments” under certain tax laws, including Section 280G of the Internal Revenue Code, the Company will pay the executive such additional amounts as are necessary to cause him to receive the same after-tax compensation that he would have received but for the application of such tax laws.

Mr. McMullen’s change in control agreement includes a requirement that any amount that may become payable under the change in control agreement be offset by any amount that may be paid under his executive employment agreement as a result of termination of employment. As to any other executive officer with a change in control agreement, if he or she becomes eligible for severance benefits under the change in control agreement, he or she would not be eligible for severance benefits under the Corporate Officers Severance Plan. For any Named Executive Officer who is not a party to a change in control agreement, he or she will be eligible for benefits under the Corporate Officers’ Severance Plan, as described below, in the event of involuntary not for cause termination of the executive’s employment following a change in control.

Other Termination Payments

Corporate Officers’ Severance Plan.    The Compensation and Corporate Governance Committee of the Board of Directors has adopted the OMNOVA Solutions Corporate Officers’ Severance Plan, which, in the case of an involuntary termination of the executive’s employment other than for “Cause,” provides for (i) salary continuation for 12 months after the date of termination; (ii) payment of an EICP bonus calculated based on actual attainment of performance objectives for the relevant performance period and prorated to reflect that portion of the year during which the executive was employed by the Company; (iii) medical, dental and life insurance benefits continuation for 12 months at the same levels elected prior to termination; and (iv) outplacement assistance for a period not to exceed 12 months. The Corporate Officers’ Severance Plan defines Cause as (a) a material violation of the Company’s Business Conduct Policies, (b) the conviction for any felony or any offense involving moral turpitude; (c) the willful failure by the executive to perform his or her duties; and (d) any act deliberately committed to provoke termination. Each of the Named Executive Officers other than Mr. McMullen is eligible for benefits under the Corporate Officers’ Severance Plan. Because Messrs. LeMay and McMullen have change in control agreements with the Company, if they incur an involuntary termination of employment in connection with a change in control (as described above under “Terminations Following a Change in Control”), they will be eligible for benefits under their respective change in control agreements, instead of under the Corporate Officers’ Severance Plan.

In order to be eligible to receive payment under the Corporate Officers’ Severance Plan upon termination of employment, the executive must execute a settlement agreement and release. Pursuant to the settlement agreement and release, the executive is prohibited for a period of two years after employment termination from (a) engaging in certain activities that are competitive with the Company or (b) soliciting any employees of the Company to leave employment with the Company. Additionally, the settlement agreement and release prohibits the executive from disclosing confidential or proprietary information about the Company.

To the extent that any of the payments to be made to a Named Executive Officer pursuant to the Corporate Officers’ Severance Plan (together with all other payments of cash or property, whether pursuant to the Corporate Officers’ Severance Plan or otherwise) constitute “excess parachute payments” under certain tax laws, including Section 280G of the Internal Revenue Code, and such payments would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments will either (1) be reduced to the extent necessary so that no portion of the payments are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or (2) be paid without such reduction, whichever amount, after taking into account all applicable taxes, including the excise tax, would result in the executive’s receipt, on an after-tax basis, of the greatest economic benefit.

McMullen Employment Agreement.    Under Mr. McMullen’s employment agreement, if the Company terminates Mr. McMullen’s employment other than for “Cause” prior to age 65 or if Mr. McMullen elects to terminate his employment due to the Board’s decision to remove him as Chairman or Chief Executive Officer or to reduce his base pay or eligibility for incentive pay, he will be entitled to: (a) termination pay in an amount equal to two times the sum of (1) his base annual salary and (2) the higher of his base annual salary or the highest year-end bonus that he received in the previous three fiscal years; (b) payment of all amounts earned under the Company’s Long-Term Incentive Program for completed performance periods plus a prorated payment for each performance period which has not been completed at the time of termination (calculated using the greater of actual or target attainment of performance goals for that portion of any performance period not completed); (c) accelerated vesting of all unvested stock options and continued exercisability of all options and vesting of restricted shares for the remainder of their respective terms; (d) continuation of medical, dental and life insurance benefits and financial planning assistance for 24 months following termination; and (e) outplacement assistance. Mr. McMullen’s employment agreement defines Cause as any willful (i) failure to follow any instruction or policy of the Company or the directors of the Company, (ii) commission of any felony, (iii) falsification of any Company document, or (iv) act committed to provoke dismissal.

Other Plans and Programs.    In the event of an executive’s death or disability, the executive will receive benefits under a Company-provided life insurance policy in the amount of one times salary (up to a maximum of $100,000). The benefits are provided by a third party insurer. In addition, the Company maintains an additional life insurance policy in the amount of $4 million for Mr. McMullen, pursuant to the terms of his Employment Agreement.

Under the Third Amended and Restated 1999 Equity Incentive Plan (including predecessor plans), if an executive’s employment is terminated due to death, disability or retirement, then any restricted shares granted to the executive by the Company prior to the executive’s termination vest automatically and all restrictions on the transfer of the restricted shares lapse. Any stock options the executive was granted under the Third Amended and Restated 1999 Equity and Performance Incentive Plan that are not yet exercisable will lapse automatically and may not be exercised, upon the executive’s death, disability or retirement.

Under the Third Amended and Restated 1999 Equity and Performance Incentive Plan (including predecessor plans), if an executive’s employment is terminated for any reason other than death, disability, retirement or Change in Control, then any restricted shares granted to the executive by the Company prior to the executive’s termination that have not yet vested are forfeited and cancelled. Additionally, the executive forfeits any performance shares that the executive has not earned prior to termination. However, the Compensation and Corporate Governance Committee of the Company may, in its discretion, determine that the executive is entitled to receive a pro rata or other portion of the performance shares. The executive also forfeits any stock options that the executive has not yet exercised.

Under the Company’s Executive Incentive Compensation Program, if a participant’s employment is terminated due to his or her death, disability, retirement or involuntary not for cause termination, then he or she is entitled to payment for any completed fiscal year not yet paid at the time of termination, as well as a payment for the current fiscal year based on actual attainment of objectives and prorated to reflect that portion of the year during which he or she was employed by the Company. Under the Company’s Long-Term Incentive Plan, if a participant’s employment is terminated due to his or her death, disability, retirement or other involuntary not for cause termination, then he or she is entitled to payment for any completed performance period not yet paid at the time of termination. The Compensation and Corporate Governance Committee may, in its discretion, in the event of an executive’s death, disability or retirement, determine to provide a prorated payment for any performance period not yet completed based on actual attainment of objectives. The Performance Share Agreement entered into with each of the Named Executive Officers with respect to performance shares awarded under the 2013 – 2014 LTIP provide for such a prorated payment in the event of an executive’s death, disability or retirement prior to completion of the performance period.

DIRECTOR COMPENSATION

The compensation program for non-employee directors consisted at the beginning of fiscal year 2014 of an annual retainer of $100,000, payable $50,000 in cash and $50,000 in equity. In addition, at the beginning of fiscal year 2014, committee chairs received a retainer of $5,000 annually and the presiding director received a retainer of $7,500 annually (in addition to the committee chair retainer if the presiding director also served as a committee chair). With the exception of the presiding director retainer, which was added in 2012, there had been no increase in compensation paid to non-employee directors since January 2011.

In March 2014, the Committee determined to increase these levels of compensation for the non-employee directors, effective immediately. Under the current compensation program for non-employee directors, these directors receive an annual retainer of $130,000, payable $60,000 in cash and $70,000 in equity. In addition, committee chairs now receive a retainer of $10,000 annually and the presiding director receives a retainer of $12,500 annually (in addition to the committee chair retainer if the presiding director also serves as a committee chair). These changes resulted from the non-employee director compensation assessment conducted by Pay Governance in 2013. This assessment had indicated that, while the structure of OMNOVA’s director compensation program reflected market practices, (1) the amount of the annual board retainer for the Company’s non-employee directors was in the bottom quartile of competitive market data, and (2) the Committee’s retainers for committee chairs and presiding director were also well below market.

Directors who are also employees of the Company are not compensated separately for serving on the Board. Directors are not paid additional compensation for attendance at Board or committee meetings.

The equity component of directors’ compensation consists of a deferred share award. The number of deferred shares of OMNOVA common stock awarded to each director is determined by dividing the target equity value ($50,000 from December 2013 through March 2014, and $70,000 since March 2014) by the average closing price per share of OMNOVA common stock on the New York Stock Exchange for the 30 trading days preceding the grant date. The grant date is typically the date that precedes the date of the Company’s Annual Meeting of Shareholders. These deferred shares will vest on the later of the first anniversary of the grant date or the director’s termination of service on the Board. The deferred shares are awarded under the OMNOVA Solutions Third Amended and Restated 1999 Equity and Performance Incentive Plan (including predecessor equity plans).

As noted earlier in this report, the Company’s directors are subject to stock ownership guidelines. These guidelines require that each director achieve an ownership level of 40,000 shares of the Company’s stock within five years of the date upon which he or she is first elected as a director. In determining a director’s level of ownership, shares owned directly by the director, as well as time-based unvested deferred shares and phantom shares held in the director’s deferred compensation plan count toward the satisfaction of the ownership guidelines.

Non-employee directors may elect to defer all or a percentage of their cash retainer and any committee chairman’s fees. The deferred compensation plan is unfunded. Amounts deferred at the election of the director are credited with phantom shares in the OMNOVA Solutions Stock Fund, an S&P 500 index fund or a cash deposit program, as selected by the director. Deferred amounts and earnings are payable in cash in either a lump sum or installments as elected by the director commencing, at the director’s election, (1) 30 days after termination of his service as a director, (2) on a fixed future date specified by the director at the time of his deferral election or (3) upon the director’s attainment of a certain age specified by him at the time of his deferral election.

In February 2000, the Board of Directors discontinued the Retirement Plan for Nonemployee Directors to any subsequently elected directors. Pursuant to this plan, each nonemployee director who terminated his or her service on the Board after at least 60 months of service (including service on the Board of Directors of GenCorp Inc. prior to the spin-off of OMNOVA Solutions in October 1999) would receive an annual retirement benefit equal to 0.60 multiplied by the retainer in effect on the date the director’s service terminated, until the number of monthly payments made equals the lesser of (1) the individual’s months of applicable service as a director or (2) 120 monthly payments. In the event of death prior to payment of the applicable number of installments, the aggregate amount of unpaid monthly installments would be paid, in a lump sum, to the retired director’s surviving spouse or other designated beneficiary, if any, or to the retired director’s estate. Mr. Percy is the only currently serving director who is eligible for benefits under this plan and, in accordance with an election made at the time the plan was discontinued in February 2000, no further service benefit has been accrued for Mr. Percy under the plan since February 2000. Mr. D’Antoni, Mr. Merriman, Mr. Porcellato, Mr. Rothwell, Mr. Seelbach and Mr. Stefanko joined the Board after February 2000 and, therefore, never participated in the Retirement Plan for Nonemployee Directors.

Under the Board’s retirement policy, a non-employee director will offer his or her resignation at the meeting immediately preceding his or her 75th birthday.

2014 Director Compensation Table

The following table sets forth compensation information for our non-employee directors for fiscal year 2014.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	Total ($)
D. J. D’Antoni	$60,000	$80,463	$0	$140,463
M. J. Merriman	$82,500	$80,463	$0	$162,963
S. W. Percy	$70,000	$80,463	$45,141	$185,636
L. B. Porcellato	$60,000	$80,463	$0	$140,463
A. R. Rothwell	$60,000	$80,463	$0	$140,463
W. R. Seelbach	$60,000	$80,463	$0	$140,463
R. A. Stefanko	$60,000	$80,463	$0	$140,463

(1)	Includes the portion of the annual retainer paid in cash. The annual retainer for directors was increased to $130,000 for fiscal year 2014, of which $60,000 is paid in cash and $70,000 is paid in deferred shares. For Mr. Percy also includes additional fee of $10,000 for service as a committee chair. For Mr. Merriman also includes additional fees of $10,000 and $12,500 for service as a committee chair and as presiding director, respectively.

(2)	This column reflects the grant date fair value, excluding estimates for forfeitures, for the deferred shares awarded to each of the non-employee directors in 2014 pursuant to the Company’s Third Amended and Restated 1999 Equity and Performance Incentive Plan (including predecessor plans) and in accordance with the Company’s compensation program for non-employee directors, calculated in accordance with FASB ASC Topic 718. Directors are generally eligible to receive the shares one year following the date of grant. The assumptions made in valuing the deferred shares reported in this column are described in Note Q of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2014. The amounts included in this column do not reflect whether the director has actually realized a financial benefit from the awards. No deferred shares were forfeited by the directors during the 2014 fiscal year.

On March 18, 2014, 7,471 deferred shares were awarded to each non-employee director. The grant date fair value of these deferred share awards for each of the non-employee director was $80,463, calculated by multiplying the number of deferred shares awarded each director by the closing price per share of OMNOVA common stock of $10.77 on the grant date of March 18, 2014.

At November 30, 2014, the aggregate number of deferred shares held by each non-employee director was as follows: Mr. D’Antoni, 49,057; Mr. Merriman, 46,843; Mr. Percy, 49,057; Mr. Porcellato, 44,826; Mr. Rothwell, 34,251; Mr. Seelbach, 49,057; and Mr. Stefanko, 49,057.

(3)	Mr. Percy is the only remaining participant in the Retirement Plan for Non-Employee Directors that is described above under Director Compensation. The benefit payable to Mr. Percy under this plan increased in fiscal 2014 as a result of an increase in the annual retainer for directors. This amount represents the increase in the present value of the benefit payable to Mr. Percy.

BENEFICIAL OWNERSHIP

The following tables set forth the beneficial ownership of the Company’s common stock by directors, nominees and executive officers of the Company as of January 20, 2015, as well as the name, address, number and percentage of shares owned by each person who, to the knowledge of the Company, was the beneficial owner of more than five percent of the 46,886,086 shares of the Company’s common stock outstanding as of the record date, January 20, 2015. Unless otherwise indicated, share ownership is direct.

SHARE OWNERSHIP OF DIRECTORS, NOMINEES AND MANAGEMENT

Name	Number of Shares of Common Stock Beneficially Owned(1)		Percent of Outstanding Shares of Common Stock(2)
David J. D’Antoni	61,609	(3)	*
Janet Plaut Giesselman	0	(4)	*
Joseph M. Gingo	0	(4)	*
Michael J. Merriman	42,372	(3)	*
James A. Mitarotonda	848,542	(4)(5)	1.8%
Steven W. Percy	57,203	(3)(6)	*
Larry B. Porcellato	44,855	(3)	*
Allan R. Rothwell	26,780	(3)	*
William R. Seelbach	71,109	(3)	*
Robert A. Stefanko	44,099	(3)	*
Kevin M. McMullen	889,479	(7)	1.9%
Paul F. DeSantis	36,000		*
Michael E. Hicks	186,884	(7)	*
James J. Hohman	190,182	(7)	*
James C. LeMay	116,498	(7)	*
Jay T. Austin	56,701	(7)	*
Michael A. Quinn	34,200	(7)	*
Directors and Executive Officers as a group (18)	2,113,756		4.5%

*	Less than 1%.

(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. None of the shares owned by directors, nominees or the executive officers have been pledged as security.

(2)	Calculated using 46,886,086 shares, the number of outstanding common shares on January 20, 2015.

(3)	Includes deferred shares which have been held by a director for at least one year and are thus vested under the Company’s Third Amended and Restated 1999 Equity and Performance Incentive Plan as follows: Mr. D’Antoni, 41,586; Mr. Merriman, 39,372; Mr. Percy, 41,586; Mr. Porcellato, 37,355; Mr. Rothwell, 26,780; Mr. Seelbach, 41,586; and Mr. Stefanko, 41,586. Deferred shares represent the right to receive one share of OMNOVA common stock for each deferred share awarded, upon the later of one year from the date of grant or the director’s termination of service on the Board. Directors receive approximately one-half of their annual retainer for service on the Board in the form of deferred shares.

(4)	First-time nominee for election to the Company’s Board of Directors.

(5)	Amount includes 786,873 shares held directly by Barington Companies Equity Partners, L.P. (“Barington Equity”), and 61,669 shares held in the account of MSF Partners, LLLP (“MSF Account”), which retains Barington Companies Investors, LLC (“Barington Investors”) as an investment advisor. Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp. (“LNA”), which is the general partner of Barington Capital Group L.P. (“Barington Capital”), which is in turn the majority member of Barington Investors. Barington Investors also serves as the general partner of Barington Equity. Accordingly, each of Mr. Mitarotonda, LNA, Barington Investors, and Barington Capital may be deemed to have sole power to vote and dispose of the shares owned by Barington Equity and the shares held in the MSF Account. Barington Equity may be deemed to have sole power to vote and dispose of the shares it owns directly. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

(6)	Includes 2,500 shares held by Mr. Percy as of January 20, 2015 subject to stock options which could be exercised within 60 days of such date. Mr. Percy exercised these options on January 21, 2015. No other Named Executive Officer or director held or holds options.

(7)	Includes the approximate number of shares credited to the individual’s account as of January 20, 2015, under the OMNOVA Solutions Retirement Savings Plan.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The information set forth in the following table was derived from reports filed with the Securities and Exchange Commission by the beneficial owners on the dates indicated in the footnotes below.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Outstanding Shares of Common Stock(7)
FMR LLC	5,745,718	(1)	12.3%
245 Summer Street
Boston, MA 02210

RBC Global Asset Management (U.S.) Inc.	3,889,524	(2)	8.3%
100 South Fifth Street
Suite 2300
Minneapolis, MN 55402

Bank of New York Mellon Corporation	3,179,060	(3)	6.8%
One Wall Street, 31st Floor
New York, NY 10286

Wellington Management Company, LLP	2,967,580	(4)	6.3%
280 Congress Street
Boston, MA 02210

BlackRock, Inc.	2,863,563	(5)	6.1%
40 East 52nd Street
New York, NY 10022

GAMCO Investors, Inc., et al.	2,643,375	(6)	5.6%
One Corporate Center
Rye, NY 10580

(1)	Pursuant to a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2015, FMR LLC, with its affiliates Fidelity Advisor Leveraged Company Stock Fund and Fidelity Leveraged Company Stock Fund, reported that as of December 31, 2014, it had sole investment discretion with respect to all 5,745,718 of such shares and sole voting authority with respect to 21,500 of such shares.

(2)	Pursuant to a Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2015, RBC Global Asset Management (U.S.) Inc. reported that as of December 31, 2014, it had sole investment discretion and sole voting authority with respect to 970 of such shares, shared investment discretion with respect to 3,888,527 of such shares and shared voting authority with respect to 2,464,610 of such shares.

(3)	Pursuant to a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2015, Bank of New York Mellon Corporation reported, on behalf of itself and several affiliate companies, that as of December 31, 2014, it had sole investment discretion with respect to 3,179,060 of such shares and sole voting authority with respect to 3,060,467 of such shares.

(4)	Pursuant to a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2015, Wellington Management Company, LLP reported that as of December 31, 2014, it had shared investment discretion with respect to all 2,967,580 of such shares and shared voting authority with respect to 2,433,375 of such shares.

(5)	Pursuant to a Schedule 13G/A filed with the Securities and Exchange Commission on January 30, 2015, BlackRock, Inc. reported that as of December 31, 2014, it had sole investment discretion with respect to all 2,863,563 of such shares and sole voting authority with respect to 2,751,894 of such shares.

(6)	Pursuant to a Schedule 13D/A filed with the Securities and Exchange Commission on August 26, 2014, GAMCO Investors, Inc., et al, reported that as of August 25, 2014, Gabelli Funds, LLC had sole investment discretion and sole voting authority with respect to 950,000 of such shares, GAMCO Asset Management Inc. had sole investment discretion with respect to 1,433,375 of such shares and sole voting authority with respect to 1,416,375 of such shares, and Teton Advisors, Inc. had sole investment discretion and sole voting authority with respect to 260,000 of such shares.

(7)	Calculated using 46,886,086 shares, the number of outstanding common shares on January 20, 2015.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated under it require that certain officers, directors and beneficial owners of the Company’s equity securities file various reports of transactions effected in OMNOVA Solutions common stock with the Securities and Exchange Commission. The Company has procedures in place to assist these persons in preparing and filing these reports on a timely basis. Based solely on a review of copies of these reports furnished to us or written representations that no other reports were required, to the best of the Company’s knowledge, all required reports were filed timely.

OTHER INFORMATION

YOUR VOTE IS IMPORTANT. Regardless of whether you expect to attend the meeting in person, you are urged to vote your shares by promptly marking, signing, dating and returning the enclosed proxy card or, in the alternative, by voting your shares electronically either over the Internet or by touchtone telephone. Please see “QUESTIONS & ANSWERS — How Do I Vote?” beginning on page 1 of this Proxy Statement for further information and instructions.

James C. LeMay

Secretary

OMNOVA SOLUTIONS INC. 25435 HARVARD ROAD BEACHWOOD, OH 44122

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., EDT, on March 18, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., EDT, on March 18, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M80775-P58210 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OMNOVA SOLUTIONS INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors:	☐	☐	☐

	To a three-year term expiring at the 2018 Annual Meeting.	To a two-year term expiring at the 2017 Annual Meeting.

	Nominees:	Nominees:

	01) Kevin M. McMullen	05) Joseph M. Gingo
	02) Larry B. Porcellato	06) James A. Mitarotonda
03) Robert A. Stefanko
04) Janet Plaut Giesselman

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2015.					☐	☐	☐

3.	An advisory vote to approve the compensation of the Company’s executive officers.					☐	☐	☐

4.	Upon matters incident to the conduct of the meeting and such other business as may properly come before the meeting or any adjournment(s) thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)/Title	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M80776-P58210

Proxy – OMNOVA Solutions Inc.

2015 Annual Meeting of Shareholders – March 19, 2015
This Proxy is Solicited On Behalf of the Board of Directors of the Company

The undersigned hereby appoints JAMES C. LeMAY, PAUL F. DeSANTIS, and each of them, his proxy, with power of substitution, to represent and vote all shares of Common Stock of OMNOVA Solutions Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m. on March 19, 2015 at Corporate College East, 4400 Richmond Road, Warrensville Heights, Ohio 44128, and at any postponements or adjournments thereof, with all the powers which the undersigned would possess if personally present at the Annual Meeting, and appoints the proxy holders to vote as directed on the reverse and in accordance with their judgment on matters incident to the conduct of the meeting and any matters of other business referred to in Item 4.

This card also constitutes your voting instructions for any and all shares held of record by Computershare for your account in the Company’s Dividend Reinvestment Plan and will be considered to be CONFIDENTIAL VOTING INSTRUCTIONS to the Plan Trustee with respect to Shares held for your account under the OMNOVA Solutions Retirement Savings Plan. If your shares are held in the OMNOVA Solutions Retirement Savings Plan, your voting instructions must be received by 11:59 p.m. on March 16, 2015 in order to communicate your instructions to the Plan Trustee who will then vote your shares as instructed. Any Plan shares for which instructions are not received by the deadline stated above will be voted by the Plan Trustee in the same proportion as it votes Plan shares for which it did receive timely instructions.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, this proxy will be voted FOR all nominees identified in Proposal 1 and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon matters incident to the conduct of the meeting and such other business as may properly come before the meeting or any adjournment(s) thereof.

(Items to be voted appear on reverse side.)
Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)